Exhibit 10.20

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

RESEARCH, COLLABORATION AND LICENSE AGREEMENT
BY AND BETWEEN
CAMP4 THERAPEUTICS CORPORATION
AND
GLAXOSMITHKLINE INTELLECTUAL PROPERTY (NO. 3) LIMITED

DATED AS OF DECEMBER 17, 2025

TABLE OF CONTENTS

Page

ARTICLE 2 LICENSE GRANTS    19
2.1    License Grant to GSK    19
2.2    Sublicensing by GSK    19
2.3    CAMP4 Retained Rights    19
2.4    No Implied Licenses    19
2.5    Third Party In-Licenses Payments    19
2.6    Exclusivity    20
2.7    Whitehead License Agreement    21
2.8    License Grant to CAMP4    21
2.9    Sublicensing by CAMP4    21
2.10    Confirmatory Patent License; License Registration    21
ARTICLE 3 GOVERNANCE    22
3.1    Alliance Manager    22
3.2    Joint Research Committee    22
3.3    Authority    24
ARTICLE 4 DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF LICENSED PRODUCTS    24
4.1    Development    24
4.2    Manufacturing    27
4.3    Commercialization    27
4.4    Support in Development and Manufacturing    27
4.5    Diligence Obligations    27
4.6    Subcontracting    27
4.7    Trademarks    28
4.8    Information Rights    28
4.9    Compliance with Laws    28
ARTICLE 5 REGULATORY ACTIVITIES    29
5.1    Regulatory Filings    29
5.2    Communications with Regulatory Authorities    30
5.3    Assistance    30
5.4    Pharmacovigilance and Safety Database Transfer    30
5.5    Recalls    30
5.6    Data Processing Agreement    30
ARTICLE 6 FINANCIAL PROVISIONS    31
6.1    Upfront Payment    31
i

6.2    Lead Series Validation Milestones    31
6.3    Development Milestones    32
6.4    Sales Milestones    34
6.5    Royalties    35
6.6    Mode of Payment and Currency; Invoices; Late Payments; Consideration    37
6.7    Records; Audits    37
6.8    Taxes    38
ARTICLE 7 INTELLECTUAL PROPERTY    40
7.1    Inventorship; Ownership; Disclosure    40
7.2    Prosecution and Maintenance of Patents    41
7.3    Trademark Prosecution and Maintenance    44
7.4    Third Party Infringement    44
7.5    Defense and Settlement of Third Party Claims    46
7.6    Common Interest Agreement    46
ARTICLE 8 CONFIDENTIALITY    46
8.1    Confidentiality Obligations    46
8.2    Authorized Disclosure    47
8.3    Scientific Publications    48
8.4    Public Disclosures    49
ARTICLE 9 REPRESENTATIONS AND WARRANTIES    49
9.1    Mutual Representations and Warranties    49
9.2    CAMP4’s Additional Representations and Warranties    50
9.3    Disclosure Schedule References    53
9.4    Additional Covenants    53
9.5    Disclaimer    54
ARTICLE 10 INDEMNIFICATION    54
10.1    Indemnification by GSK    54
10.2    Indemnification by CAMP4    54
10.3    Notification of Claims; Conditions to Indemnification Obligations    55
10.4    Comparative Fault    55
10.5    Mitigation of Loss    55
10.6    Limitation of Liability    56
10.7    Insurance    56
ARTICLE 11 TERM AND TERMINATION    56
11.1    Term    56
11.2    Termination for Convenience by GSK    56
11.3    Termination for Material Breach    56
11.4    [***]    57
11.5    Termination for Cessation of Development or Commercialization    57

11.6    Termination for Insolvency    58
11.7    Termination for Safety Reasons or Clinical Failure    58
11.8    Effects of Termination    58
11.9    Certain Additional Remedies of GSK in Lieu of Termination    59
11.10    Survival    59
11.11    Bankruptcy    60
ARTICLE 12 DISPUTE RESOLUTION    60
12.1    Disputes    60
12.2    Escalation to Executive Officers    61
12.3    Arbitration    61
12.4    Burden for Competing Product Disputes    62
12.5    Injunctive Relief    62
12.6    Excluded Claims    62
ARTICLE 13 MISCELLANEOUS PROVISIONS    62
13.1    Relationship of the Parties    62
13.2    Assignment    62
13.3    Performance and Exercise by Affiliates    63
13.4    Further Actions    63
13.5    Accounting Procedures    63
13.6    Force Majeure    63
13.7    No Trademark Rights    64
13.8    Entire Agreement; Amendments    64
13.9    Captions    64
13.10    Governing Law    64
13.11    Notices    64
13.12    Language; Waiver of Rule of Construction    65
13.13    Waiver    65
13.14    Severability    66
13.15    Business Day Requirements    66
13.16    Interpretation    66
13.17    Expenses    66
13.18    Binding Effect; No Third Party Beneficiaries    66
13.19    Counterparts    67

Schedules
Schedule 1.221    Whitehead Patents
Schedule 2.7    Whitehead License Agreement Terms
Schedule 4.1(a)(i)    [***] Research Plan
Schedule 4.1(a)(ii)    [***] Research Plan
Schedule 4.6(b)    Approved Subcontractors
Schedule 4.9(c)    Additional Data Integrity and Handling of Human Biological Samples Terms
Schedule 6.6    Invoicing and Bank Details Format

Schedule 8.4    Press Release
Schedule 9.2    CAMP4 Disclosure Schedules

RESEARCH, COLLABORATION AND LICENSE AGREEMENT
This Research, Collaboration and License Agreement (this “Agreement”) is dated as of December 17, 2025 (the “Effective Date”), by and between CAMP4 Therapeutics Corporation, a Delaware corporation with a registered office at One Kendall Square, Building 1400 West, 3rd Floor, Cambridge, MA 02139 (“CAMP4”) and GlaxoSmithKline Intellectual Property (No. 3) Limited, a company registered under the laws of England and Wales with offices at GSK Medicines Research Centre, Gunnels Wood Road, Stevenage, SG1 2NY, United Kingdom (“GSK”). Each of CAMP4 and GSK may be individually referred to herein as a “Party” or, collectively, as “Parties”.
RECITALS
WHEREAS, GSK possesses expertise in developing and commercializing human therapeutics;
WHEREAS, CAMP4 possesses expertise in mapping regRNA and identifying and validating certain ASOs, and CAMP4 owns or possesses rights to certain Patents and Know-How that are necessary or useful to Exploit compounds and products containing such ASOs;
WHEREAS, CAMP4 and GSK desire to collaborate in identifying and validating certain ASOs that target regRNAs that regulate [***] and [***] for use in certain products; and
WHEREAS, GSK desires to acquire from CAMP4, and CAMP4 desires to grant to GSK, an exclusive license under such Patents and Know-How to Exploit such compounds and products in the Field in the Territory.
NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
Article 1DEFINITIONS
Unless otherwise defined elsewhere in this Agreement, all capitalized terms shall have the following meanings:
1.1“Abbreviated New Drug Application” means an abbreviated new drug application as defined in the FD&C Act (21 U.S.C. § 355(b)(2), 21 U.S.C. § 355(j) and 21 C.F.R. § 314.3), as amended, and any foreign equivalent of any of the foregoing.
1.2“Accounting Standard” means, with respect to a Party, (a) GAAP or (b) IFRS, depending on which accounting standard is normally applied by such Party with respect to the filing of its reporting, as applicable, in each case, consistently applied.
1.3“Acquirer” has the meaning set forth in Section 1.35.

1.4“Acquirer Technology” means any Patents, Know-How, Regulatory Approvals, Regulatory Documents, Trademarks or other materials owned or controlled by an Acquirer of CAMP4 (or any Affiliate of such Acquirer excluding CAMP4 or any Affiliate of CAMP4 existing immediately prior to the effective date of the applicable Change of Control transaction).
1.5“Adverse Event” means, with respect to any Licensed Product, any untoward medical occurrence in a patient or clinical investigation subject administered such Licensed Product, which does not necessarily have a causal relationship with such treatment.
1.6“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, whether now or in the future, but only for so long as such control exists. For the purposes of this Section 1.6, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.
1.7“Agreed [***] Lead Series Acceptance Criteria” means (a) the [***] Lead Series Acceptance Criteria as of the Effective Date and (b) any updated version of such [***] Lead Series Acceptance Criteria as may be agreed by the Parties at the JRC or the Executive Officers of each Party following referral by the JRC in accordance with Section 3.2(g) [***].
1.8“[***]” means [***].
1.9“Agreed [***] Lead Series Acceptance Criteria” means (a) the [***] Lead Series Acceptance Criteria as of the Effective Date and (b) any updated version of such [***] Lead Series Acceptance Criteria as may be agreed by the Parties at the JRC or the Executive Officers of each Party following referral by the JRC in accordance with Section 3.2(g) [***].
1.10“Agreement” has the meaning set forth in the preamble.
1.11“Alliance Manager” has the meaning set forth in Section 3.1.
1.12“Annual Net Sales” means, with respect to a Calendar Year and Licensed Product, the Net Sales of such Licensed Product recorded in such Calendar Year by GSK or any of its Selling Parties.
1.13“Antitrust Laws” means any and all Laws designed to govern competition, trade regulation, foreign investment, or national security or defense matters or to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade.
1.14“ASO” means an antisense oligonucleotide (i.e., a short nucleic acid polymer consisting of one or more chemically-modified nucleotides that bind or hybridize to transcribed RNA sequences as their intended target in order to modulate gene expression).
1.15“[***]” has the meaning set forth in Section 3.2(g)(ii).

1.16“Associated Person” means, with respect to either Party, its Affiliates, employees or Third Parties subject to its control or determining influence, which may include agents, subsidiaries and subcontractors providing services on its behalf.
1.17“Bankruptcy Code” means Title 11 of the United States Code, as amended.
1.18“Bankruptcy Commencement Date” has the meaning set forth in Section 11.11.
1.19“Blocking IP” has the meaning set forth in Section 2.5(b).
1.20“Blocking IP License” has the meaning set forth in Section 2.5(b).
1.21“Breaching Party” has the meaning set forth in Section 11.3(a).
1.22“Business Combination” has the meaning set forth in Section 2.6(b).
1.23“Business Day” means a day other than a Saturday, Sunday or public holiday in the United States or England when banks in the United States or England are open for normal banking business and excluding the period from December 24 to January 2 in which the corporate offices of GSK are closed for business.
1.24“Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1 of any Calendar Year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the Calendar Quarter in which the Effective Date occurs; and (b) the last Calendar Quarter of the Term shall end upon the termination of this Agreement.
1.25“Calendar Year” means the period beginning on January 1 and ending on December 31 of the same year; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year; and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates and end on the termination of this Agreement.
1.26“CAMP4” has the meaning set forth in the preamble.
1.27“CAMP4 Arising Intellectual Property” has the meaning set forth in Section 7.1(b)(ii).
1.28“CAMP4 Arising Know-How” means all Know-How within the CAMP4 Arising Intellectual Property.
1.29“CAMP4 Arising Patents” means all Patents within the CAMP4 Arising Intellectual Property.
1.30“CAMP4 Background Technology” means any and all Patents and Know-How Controlled by CAMP4 or any of its Affiliates (solely or jointly with any Third Party) (a) in existence as of immediately prior to the Effective Date; or (b) arising during the Term but independently from activities performed under this Agreement.
1.31“CAMP4 Indemnitees” has the meaning set forth in Section 10.1.
1.32“CAMP4 Know-How” means any and all Know-How that (a) is Controlled by CAMP4 (or any of its Affiliates) as of the Effective Date or at any time during the Term; and (b) is necessary or reasonably useful for any Exploitation of any Licensed Compound or any Licensed Product in the Field. For the avoidance of doubt, CAMP4 Know-How includes

[***], but excludes CAMP4’s and its Affiliates’ interest in any Know-How included in the Joint Arising Intellectual Property.
1.33“CAMP4 Patents” means any and all Patents that (a) are Controlled by CAMP4 (or any of its Affiliates) as of the Effective Date or at any time during the Term; and (b) Cover any Licensed Compound or any Licensed Product or that are otherwise necessary or reasonably useful for any Exploitation of any Licensed Compound or any Licensed Product in the Field. For the avoidance of doubt, the CAMP4 Patents include the Existing CAMP4 Patents and the CAMP4 Arising Patents, but exclude CAMP4’s and its Affiliates’ interest in any Joint Patents.
1.34“CAMP4 Retained Rights” has the meaning set forth in Section 2.3.
1.35“Cessation Event” has the meaning set forth in Section 11.5.
1.36“Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation; (b) a transaction or series of related transactions in which a Third Party becomes the direct or indirect beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party; or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets to which this Agreement relates (such Third Party in any of the foregoing clauses (a), (b), and (c), an “Acquirer”).
1.37“Clinical Trial” means a clinical trial in human subjects that has been approved by an institutional review board or ethics committee, as applicable, and is designed to measure the safety or efficacy of a therapeutic product, including any Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, any study incorporating more than one (1) of these phases, or any clinical trial (whether required or optional) commenced after Regulatory Approval.
1.38“CMC” means, chemistry, manufacturing and controls with respect to a product, which includes (a) manufacturing and process development records for such product; and (b) all chemistry, manufacturing and control procedures necessary or reasonably useful for the manufacture of such product.
1.39“[***]” means [***].
1.40“Collaboration Activities” has the meaning set forth in Section 4.1(a)(i)(C).
1.41“Collaboration Targets” means [***] and [***].
1.42“[***]” means [***].
1.43“Commercialize” means, with respect to any product, any and all activities undertaken before and after Regulatory Approval of any MAA for such product and that relate to the marketing, promoting, distributing, importing or exporting for sale, using, offering for sale and selling of such product, and interacting with Regulatory Authorities regarding the foregoing, but, in each case, excluding any Manufacturing and Development activities. “Commercializing” and “Commercialization” shall each have a correlative meaning.

1.44“Commercially Reasonable Efforts” means [***].
1.45“Competing Product” has the meaning set forth in Section 2.6(a).
1.46“Competing Product Disposal Period” has the meaning set forth in Section 2.6(d).
1.47“Competitive Infringement” means any infringement or threatened infringement by any Third Party of any CAMP4 Patent, GSK Arising Patent, or Joint Patent, in each case, in the Territory, by reason of Developing, Manufacturing, Commercializing, or otherwise Exploiting any compound or product that [***].
1.48“Confidential Information” of a Party (“Disclosing Party”) means the terms and conditions of this Agreement and any and all non-public or confidential information relating to the business, operations or products of such Disclosing Party or any of its Affiliates, including any Know-How, that such Disclosing Party or its Affiliate discloses to the other Party (“Receiving Party”) or its Affiliate under this Agreement or the Existing Confidentiality Agreement, or otherwise becomes known to the Receiving Party by virtue of this Agreement; provided, however, that (a) (i) the existence and the terms and conditions of this Agreement and (ii) [***], in each case of (i) and (ii), shall be deemed to be the Confidential Information of each Party, with both Parties deemed to be the Receiving Party of such Confidential Information (it being understood that [***]); (b) (i) the identity of the Collaboration Targets and (ii) [***], in each case of (i) and (ii), shall be deemed to be Confidential Information of GSK (with GSK the Disclosing Party, and CAMP4 the Receiving Party, with respect thereto and regardless of the Party initially disclosing or Controlling the same) (it being understood that [***]); (c) all progress reports and royalty reports delivered to CAMP4 pursuant to Section 4.8(a) and Section 6.5(c), respectively, shall constitute the Confidential Information of GSK; and (d) any and all GSK Contributed IP and Improvements thereto shall constitute the Confidential Information of GSK.
1.49“Controlled” means, with respect to any Patents, Know-How, Regulatory Approvals, Regulatory Documents, Trademarks or materials, that a Party or one of its Affiliates, directly or indirectly, owns or has a license or sublicense (other than by a license, sublicense or other right granted (but not assignment) pursuant to this Agreement) to the applicable Patents, Know-How, Regulatory Approvals, Regulatory Documents, Trademarks or materials (or in the case of materials, has the right to physical possession of such materials) and has the ability to grant a license, sublicense, or right of access and use under, such Patents, Know-How, Regulatory Approvals, Regulatory Documents, Trademarks or materials as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliate would be required hereunder to grant such license, sublicense, or right of access and use. “Controlled” has a correlative meaning. Notwithstanding the foregoing, CAMP4 and its Affiliates shall not be deemed to Control any Acquirer Technology unless, and solely to the extent that, such Acquirer Technology [***].
1.50“Cover,” “Covering” or “Covered” means, with respect to any claim of any Patent and compound or product (including any Licensed Compound or any Licensed Product) in any country, that the Exploitation of such compound or product (including any Licensed Compound or any Licensed Product) would, but for a license granted under such Patent, infringe such claim of such Patent in such country in which that activity occurs (disregarding any exemptions that would apply under applicable Law) or would otherwise fall within the scope of a claim in such Patent.
1.51“[***]” means [***].

1.52“[***] Completion Date” has the meaning set forth in Section 4.1(b)(ii).
1.53“[***] Data Package” has the meaning set forth in Section 4.1(b)(ii).
1.54“[***] Lead Series” has the meaning set forth in Section 4.1(a)(i)(C).
1.55“[***] Lead Series Acceptance Criteria” means the criteria set forth in the [***] Research Plan for upregulating [***] as of the Effective Date, as may be updated by the agreement of the Parties at the JRC or the Executive Officers of each Party following referral by the JRC, [***] in each case, pursuant to Section 3.2(g).
1.56“[***] Licensed Product” means any Licensed Product that upregulates [***].
1.57“[***] Research Plan” means the research plan attached hereto as Schedule 4.1(a)(ii), as may be amended from time to time in accordance with this Agreement.
1.58“[***] Validation Milestone Event” has the meaning set forth in Section 6.2.
1.59“Data Package Requirements” has the meaning set forth in Section 4.1(b)(ii).
1.60“Data Packages” means the [***] Data Package and [***] Data Package.
1.61“Data Processing Agreement” has the meaning set forth in Section 5.6.
1.62“Data Protection Laws” means all applicable Laws relating to data privacy and data protection, cybersecurity, direct marketing or the interception or communication of electronic messages, including (to the extent applicable) HIPAA, the California Consumer Privacy Act of 2018, the California Privacy Rights Act of 2020, European Data Protection Laws, Data Transfer Restrictions, and any local, state, supranational or national legislation, in each case, as amended, consolidated, re-enacted or replaced from time to time.
1.63“Data Transfer Restrictions” means all applicable Laws that prohibit or restrict the transfer of Personal Data or Human Biological Samples to persons or entities in, affiliated with, or subject to the control of, restricted jurisdictions, including the Final Rule, as amended, implemented through regulations, or replaced from time to time.
1.64“Delivered Compounds” has the meaning set forth in Section 1.202.
1.65“Develop” means, with respect to any compound or product, the performance of any and all research, pre-clinical and clinical development (including toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, and statistical analysis), Clinical Trials (excluding Clinical Trials conducted after Regulatory Approval of an MAA), and regulatory activities that are required to obtain, maintain or expand Regulatory Approval of such compound or product. For clarity, the definition of “Development” shall exclude all Manufacturing and Commercialization activities. “Developing” and “Development” shall each have a correlative meaning.
1.66“Development Milestone Event” has the meaning set forth in Section 6.3.
1.67“Development Milestone Payment” has the meaning set forth in Section 6.3.

1.68“Directed To” means, with respect to a compound and a Collaboration Target, that such compound includes a nucleic acid sequence designed to, and does, bind to, hybridize to, or otherwise target a regRNA of such Collaboration Target, in each case, to modulate the transcription or translation of such Collaboration Target. For the avoidance of doubt, [***].
1.69“Disclosing Party” has the meaning set forth in Section 1.47.
1.70“Divestiture” means, with respect to a Competing Product, (a) an outright sale or assignment of all rights, title and interests in and to such Competing Product to a Third Party or (b) an exclusive out-license of all Exploitation rights with respect to such Competing Product, in each case of (a) and (b), without retention or reservation of any rights, license or other interest in such Competing Product, except solely the right of CAMP4 or its Affiliates to receive royalties, milestones or other payments in connection with the Exploitation of such Competing Product by the purchaser or licensee and customary information rights typically associated with the right to receive such payments under such agreements, such as milestone notices or royalty reports, or reports regarding the Exploitation of such Competing Product. When used as a verb, “Divest” and “Divested” means to cause or to have caused a Divestiture.
1.71“DMF” means, with respect to any Licensed Product, as applicable, (a) any Drug Master File, as defined under 21 C.F.R. § 314.420, filed with an MAA with respect to Manufacturing such Licensed Product or (b) the CMC section of an MAA for such Licensed Product.
1.72“Effective Date” has the meaning set forth in the Preamble.
1.73“EMA” means the European Medicines Agency or a successor agency thereto.
1.74“Enforcement Action” means, as applicable in context, an infringement action or suit or similar action to abate, compromise or settle any Third Party infringement, unauthorized use or misappropriation of any Licensed Intellectual Property, Joint Patent or GSK Patent (including the filing of an Abbreviated New Drug Application with any applicable Regulatory Authority with respect to any Licensed Product as the reference product for such product) or an action or claim to defend, attempt to resolve, compromise or settle any Third Party declaratory judgment action or other action claiming that any CAMP4 Patent, Joint Patent or GSK Patent is invalid or unenforceable, as applicable.
1.75“European Data Protection Laws” means GDPR (including as incorporated into national Law), the e-Privacy Directive 2002/58/EC, the GDPR in such form as incorporated into the laws of the United Kingdom by virtue of section 3 of the European Union (Withdrawal) Act 2018 (as amended, including by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 and the Data (Use and Access) Act 2025), the Data Protection Act 2018 of the United Kingdom, and any relevant law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument which implements, replaces, adds to, amends, extends, reconstitutes or consolidates such laws from time to time.
1.76“European Union” or “E.U.” means the economic, scientific, and political organization of member states of the European Union as it may be constituted from time to time.
1.77“[***]” has the meaning set forth in Section 4.1(a)(i)(D).

1.78“Excluded Claim” means a dispute, controversy or claim that concerns (a) the construction, scope, validity, enforceability, inventorship, ownership or infringement, misappropriation or other violation of any Patent, Patent application, Trademark, copyright or other intellectual property right; or (b) any Antitrust Laws.
1.79“Executive Officers” means, together, the [***] of GSK (or a designee) and the [***] of CAMP4.
1.80“Existing CAMP4 Patents” has the meaning set forth in Section 9.2(a).
1.81“Existing Confidentiality Agreement” means that certain Confidential Disclosure Agreement between GSK and CAMP4, dated as of [***], as may be amended from time to time.
1.82“Exploit” means to use, research, Develop, Manufacture, have Manufactured, Commercialize and otherwise exploit. “Exploitation” has a correlative meaning.
1.83“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations, and requirements promulgated thereunder.
1.84“FDA” means the United States Food and Drug Administration or a successor federal agency thereto.
1.85“Field” means any and all uses, including the prevention, cure, amelioration, treatment and diagnosis of any and all human or animal diseases, disorders and conditions.
1.86“[***]” has the meaning set forth in [***].
1.87“Final Rule” means the DOJ Final Rule on Preventing Access to U.S. Sensitive Personal Data and Government-Related Data by Countries of Concern or Covered Persons, as set forth in 28 C.F.R. Part 202.
1.88“First Commercial Sale” means, with respect to any Licensed Product, on a country-by-country basis, the first commercial sale for monetary value in an arms-length transaction of such Licensed Product to a Third Party end user by or on behalf of GSK or any of its respective Selling Parties in such country following receipt of applicable Regulatory Approval of such Licensed Product in such country; provided, however, that First Commercial Sale shall not include any transfer of any Licensed Product [***].
1.89“Force Majeure Events” has the meaning set forth in Section 13.6.
1.90“GAAP” means United States generally accepted accounting principles.
1.91“GCP” means the applicable then-current good clinical practice standards promulgated or endorsed by the FDA, as defined in 21 C.F.R. §§ 312, 50, 54, and 56 (or such other foreign equivalent regulatory standards in any other country or jurisdiction).
1.92“GDPR” means the General Data Protection Regulation (Regulation (EU) 2016/679).
1.93“Generic Product” means, with respect to a particular Licensed Product in a particular country, any product that (a) contains the same active pharmaceutical ingredient as such Licensed Product, (b) is on the market in such country commercialized by any Third Party that is not a sublicensee of GSK and that did not purchase such product in a chain of distribution that included GSK or any of its respective Selling Parties, and (c) is approved in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Licensed Product as determined by the applicable Regulatory Authority, including any product that is authorized for sale (i) in the U.S. pursuant to Section 505(j) of the U.S. Federal Food, Drug, and Cosmetic Act (21 USC Section 355(j)); (ii) in the European Union pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision); or (iii) any foreign equivalent thereof or successors thereto.
1.94“GLP” means all applicable then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in 21 C.F.R. § 58 (or such other foreign equivalent regulatory standards in any other country or jurisdiction).
1.95“GMP” means all applicable then-current good Manufacturing practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time, including those as set forth in FDA regulations in 21 C.F.R. §§ 210 and 211 and all applicable FDA rules, regulations, orders, and guidance, and the requirements with respect to current good Manufacturing practices prescribed by the European Community under provisions of “The Rules Governing Medicinal Products in the European Community, Volume 4, Good Manufacturing Practices, Annex 13, Manufacture of Investigational Medicinal Products, December 2010” (or such other foreign equivalent regulatory standards in any other country or jurisdiction).
1.96“Government Official” means (a) any officer or employee of a Governmental Body (including public enterprises, and entities owned or controlled by the state); (b) any officer or employee of a public international organization such as the World Bank or United Nations; (c) any officer or employee of a political party, or any candidate for public office; (d) any person defined as a government or public official under applicable local Laws (including anti-bribery and corruption laws) and not already covered by (a) through (c); or (e) any person acting in an official capacity for or on behalf of any of the foregoing. “Government Official” will include any person with close family members who are Government Officials (as defined herein) with the capacity, actual or perceived, to influence or take official decisions affecting either Party’s business.
1.97“Governmental Body” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) supranational, federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or Tax Authority or power of any nature.
1.98“GSK” has the meaning set forth in the preamble.
1.99“GSK Arising Intellectual Property” has the meaning set forth in Section 7.1(b)(ii).
1.100“GSK Arising Patents” means all Patents within the GSK Arising Intellectual Property.

1.101“GSK Background Technology” means any and all Patents and Know-How Controlled by GSK or any of its Affiliates (solely or jointly with any Third Party) (a) in existence as of immediately prior to the Effective Date; or (b) arising during the Term but independently from activities performed under this Agreement. “GSK Background Technology” includes the GSK Contributed IP.
1.102“GSK Contributed IP” means any and all Know-How Controlled by GSK or any of its Affiliates (solely or jointly with any Third Party) and disclosed by GSK to CAMP4 for purposes of facilitating the conduct of activities allocated to CAMP4 or any of its Affiliates under the Research Plans and any and all Patents claiming any inventions in any such Know-How.
1.103“GSK Indemnitees” has the meaning set forth in Section 10.2.
1.104“GSK Patents” means all (a) Patents within the GSK Background Technology and (b) GSK Arising Patents.
1.105“GSK Publication” has the meaning set forth in Section 8.3.
1.106“GSK Regulatory Documentation” means any and all Regulatory Documents prepared for submission or submitted by or on behalf of GSK or its Affiliates or Sublicensees to, or received from, Regulatory Authorities in the Territory, relating to any Licensed Compound or any Licensed Product.
1.107“GSK Trademarks” has the meaning set forth in Section 4.7.
1.108“HIPAA” means the United States Health Insurance Portability and Accountability Act of 1996 and the implementing regulations of the United States Department of Health and Human Services.
1.109“Human Biological Samples” means any human biological material (including any derivative or progeny thereof), including any portion of any organ, tissue, skin, bone, muscle, connective tissue, blood, cerebrospinal fluid, cells, gametes, or sub-cellular structures such as DNA, or any derivative of such biological material such as stem cells or cell lines; and any human biological product, including hair, nail clippings, teeth, urine, feces, breast milk, and sweat.
1.110“[***]” has the meaning set forth in Section 4.1(a)(i)(A).
1.111“[***]” has the meaning set forth in Section 4.1(a)(i)(A).
1.112“IFRS” means International Financial Reporting Standards.
1.113“Improvement” means any enhancement, modification, derivative or improvement.
1.114“IND” means, in the United States, an effective Notice of a Claimed Investigational New Drug Application filed with the FDA as more fully defined in 21 C.F.R. § 312.3, and, with respect to every other country or jurisdiction in the Territory, the clinical trial notification, clinical trial application or other equivalent application (i.e., a filing that must be made prior to commencing clinical testing of any product in humans) filed with the applicable Regulatory Authority in such country or jurisdiction.
1.115“[***]” means [***].

1.116“Indemnitees” means (a) with respect to GSK as the indemnifying Party under Article 10, the CAMP4 Indemnitees and, to the extent applicable under Section 2.7, Whitehead Indemnitees; and (b) with respect to CAMP4 as the indemnifying Party under Article 10, the GSK Indemnitees.
1.117“[***]” means [***].
1.118“Initiation” means, with respect to any Clinical Trial, [***].
1.119“Joint Arising Intellectual Property” has the meaning set forth in Section 7.1(b)(ii).
1.120“Joint Patents” means all Patents within the Joint Arising Intellectual Property.
1.121“JRA Exception” has the meaning set forth in Section 7.1(a)(ii).
1.122“JRC” has the meaning set forth in Section 3.2(a).
1.123“Know-How” means any and all proprietary information, including scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including discoveries, inventions, trade secrets, know-how, devices, databases, practices, protocols, regulatory data and filings, methods, processes (including Manufacturing processes, assays, specifications and techniques), procedures, programming, techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, pre-clinical, clinical and analytical information, chemistry, quality control, trial and stability data), dosage regimens, material, product and other samples, physical, chemical and biological materials and compounds, case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of any Development activities), summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities, and Manufacturing process and Development information, results and data, whether or not patentable. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, or a development relating to the item, is (and remains) not known to the public. “Know-How” includes (a) any rights (other than Patents and Trademarks, but including copyright, database or design rights) protecting such Know-How and (b) the data and other information provided by CAMP4 or any of its Affiliates pursuant to the Research Plan related to [***].
1.124“Knowledge of CAMP4” or “CAMP4’s Knowledge” means the actual knowledge of CAMP4’s Chief Executive Officer, Chief Scientific Officer, and Head of Intellectual Property, in each case, after reasonable inquiry of their direct reports but without any other duty of investigation or inquiry, including without any obligation to conduct or provide any freedom-to-operate analysis.
1.125“Law” or “Laws” means all applicable national, supranational, regional, state and local laws, statutes, rules, regulations, ordinances, treaties, administrative codes, guidance, judgments, decrees, directives, injunctions, orders, permits (including MAAs), of or from any court, arbitrator, Regulatory Authority, or Governmental Body having jurisdiction over or related to the subject item, including GCP, GLP and GMP, as applicable.
1.126“Lead Series” means the [***] Lead Series and the [***] Lead Series.
1.127“Lead Series Acceptance Criteria” means the [***] Lead Series Acceptance Criteria and the [***] Lead Series Acceptance Criteria.

1.128“[***]” has the meaning set forth in Section 3.2(g)(ii).
1.129“Lead Series Validation Milestone Event” has the meaning set forth in Section 6.2.
1.130“Lead Series Validation Milestone Payment” has the meaning set forth in Section 6.2.
1.131“Licensed Compounds” means the Tier 1 Compounds and the Tier 2 Compounds.
1.132“Licensed Intellectual Property” means (a) the CAMP4 Know-How; (b) the CAMP4 Patents; and (c) CAMP4’s and its Affiliates’ interest in any Joint Arising Intellectual Property.
1.133“Licensed Products” means the Tier 1 Products and the Tier 2 Products.
1.134“Losses” has the meaning set forth in Section 10.1.
1.135“MAA” means an application to the appropriate Regulatory Authority for approval to market for commercial sale a product (but excluding Pricing Approval) in a country, including (a) an NDA; or (b) an application for authorization to market or sell a drug product submitted to a Regulatory Authority in a country other than the U.S., in each case of the foregoing clauses (a) and (b), including all amendments and supplements thereto.
1.136“MAA Approval” means, with respect to a given product and a given country or jurisdiction, receipt of approval of a MAA for such product from the applicable Regulatory Authority in such country or jurisdiction.
1.137“Manufacture” means, with respect to any product (including active pharmaceutical ingredient and other material contained therein), the performance of any and all activities directed to any stage of manufacture of such product, as applicable, including the planning, purchasing of materials or intermediates, making, having made, producing, manufacturing, process development, processing, filling, finishing, packaging, labeling, leafleting, in-process testing, waste disposal, quality control testing and quality assurance release, disposition, sample retention, stability testing, preparation for shipping, shipping or storage of such product. “Manufactured” or “Manufacturing” shall each have a correlative meaning.
1.138“NDA” means any New Drug Application, submitted pursuant to the requirements of the FDA, as more fully defined in 21 C.F.R. § 314.3 et seq. and any equivalent application to any of the foregoing submitted in any country or jurisdiction in the Territory, including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time.
1.139“Net Sales” means, [***]
1.140“[***]” has the meaning set forth in [***].
1.141“Non-Breaching Party” has the meaning set forth in Section 11.3(a).
1.142“Non-Escalatable Dispute” has the meaning set forth in Section 12.1.
1.143“Orange Book” means the publication entitled “Approved Drug Products with Therapeutic Equivalence Evaluations” (which identifies drug products approved on the basis of safety and effectiveness by the FDA under the FD&C Act) or any replacement thereof established or approved by the FDA.

1.144“[***]” has the meaning set forth in Section 1.42.
1.145“Party” and “Parties” have the meaning set forth in the preamble.
1.146“Patent” or “Patents” means any and all (a) issued or granted patents, including any extensions, supplemental protection certificates, registrations, confirmations, reissues, reexaminations or renewals thereof; (b) pending patent applications, including any continuations, divisionals, continuations-in-part, substitutes, non-provisional applications or provisional applications; and (c) counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.
1.147“[***]” means [***].
1.148“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.
1.149“Personal Data” means (a) all information identifying, or in combination with other information identifiable to, an individual, including pseudonymized (key-coded) clinical data containing such information; and (b) any other information that is governed, regulated or protected by one or more Data Protection Laws.
1.150“Personnel” means, with respect to any Person, its officers, directors, employees, workers, contractors, advisors, consultants, agents or other representatives.
1.151“Phase I Clinical Trial” means any clinical trial in human subjects of any investigational product, the principal purpose of which is a preliminary determination of safety, pharmacokinetics, and pharmacodynamic parameters in healthy individuals or patients, or a similar clinical study prescribed by the relevant Regulatory Authority in a country, from time to time, pursuant to Law or otherwise, including those trials referred to in 21 C.F.R. § 312.21(a), as amended, or analogous provisions outside the United States.
1.152“Phase II Clinical Trial” means a clinical trial in human subjects of any investigational product, the principal purpose of which is a determination of safety and efficacy in the target patient population, that is prospectively designed to permit commencement and dosing ranging for a Phase III Clinical Trial, or a similar clinical study prescribed by the relevant Regulatory Authority in a country, from time to time, pursuant to Law or otherwise, including the trials referred to in 21 C.F.R. § 312.21(b), as amended, or analogous provisions outside the United States.
1.153“[***]” has the meaning set forth in Section 4.1(a)(i)(C).
1.154“Phase III Clinical Trial” means a clinical trial in human subjects of any investigational product, the principle purpose of which is to (a) establish that the product is safe and efficacious for its intended use; (b) define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed; and (c) support Regulatory Approval for such product in the Territory, or a similar clinical study prescribed by the relevant Regulatory Authority in a country, including the trials referred to in 21 C.F.R. § 312.21(c), or analogous provisions outside the United States.
1.155“Platform” means [***].

1.156“Platform Patents” means (a) all CAMP4 Patents that (i) Cover the Platform and (ii) [***] and (b) all Whitehead Patents.
1.157“PMDA” means the Pharmaceuticals and Medical Devices Agency of Japan and any successor agency thereto.
1.158“Pricing Approval” means such governmental approval, agreement, determination or decision establishing prices for a Licensed Product that can be charged or reimbursed in a regulatory jurisdiction where the applicable Governmental Bodies approve or determine the price or reimbursement of pharmaceutical products and where such approval or determination is reasonably necessary for the commercial sale of such Licensed Product in such jurisdiction.
1.159“Proceeding” means any action, arbitration, investigation, litigation or suit commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
1.160“Receiving Party” has the meaning set forth in Section 1.47.
1.161“Reduction Cap” means, with respect to any royalty payable to CAMP4 hereunder, [***] of such royalty.
1.162“regRNA” means, with respect to any gene, regulatory RNA that is transcribed from promoters or enhancers and controls transcription of such gene into RNA.
1.163“Regulatory Approval” means, with respect to any product, any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority, including any Pricing Approvals and MAA Approvals, necessary for the Exploitation of such product in a particular country or jurisdiction.
1.164“Regulatory Authority” means (a) in the U.S., the FDA; (b) in the E.U., the EMA; (c) in Japan, the PMDA; or (d) in any other jurisdiction anywhere in the world, any regulatory body with similar regulatory authority over pharmaceutical products.
1.165“Regulatory Documents” means any and all applications, filings, submissions, approvals, licenses, registrations, permits, notifications, authorizations, waivers and correspondence (and any supplement or amendment thereto) made with, submitted to or received from any Regulatory Authority in the Territory with respect to any Licensed Compound or any Licensed Product, including any IND, MAA, orphan drug designations, import/export applications, or any other application for regulatory consultations or consideration, including sponsorship thereof, associated source documents, related communication, correspondence and documentation submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), study reports, study protocols, copies of all interim study analysis, regulatory drug lists, advertising and promotion documents, Adverse Event files and complaint files, DMFs, and submissions to regulatory advisory boards.
1.166“Regulatory Exclusivity Period” means, with respect to any Licensed Product in any country in the Territory, a period of exclusivity (other than Patent exclusivity) granted or afforded by Law or by a Regulatory Authority in such country that confers any data exclusivity rights, market exclusivity rights, or other exclusive rights (other than Patent exclusivity) with respect to such Licensed Product in such country, which rights (a) confer exclusive marketing rights with respect to such Licensed Product; or (b) prevent another Person from using or otherwise relying on the Regulatory Approval or data supporting the Regulatory Approval for such Licensed Product without the prior written authorization of the Regulatory Approval holder, as applicable, such as new chemical entity exclusivity, new use or Indication exclusivity, new formulation exclusivity, orphan drug exclusivity or non-Patent related pediatric exclusivity.
1.167“Representatives” has the meaning set forth in Section 8.1.
1.168“Research Plans” means the [***] Research Plan and [***] Research Plan.
1.169“Research Term” means the period beginning on the Effective Date and ending on the date upon which all Collaboration Activities are completed.
1.170“RNA” means ribonucleic acid.
1.171“Royalty Report” has the meaning set forth in Section 6.5(c).
1.172“Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country and ending on the latest to occur of (a) [***] from the date of the First Commercial Sale of such Licensed Product in such country, (b) the expiration of the last-to-expire Valid Claim of [***], in each case, Covering [***] of such Licensed Product in such country; and (c) the expiration of the Regulatory Exclusivity Period for such Licensed Product in such country.
1.173“Sales Milestone Event” has the meaning set forth in Section 6.4.
1.174“Sales Milestone Payment” has the meaning set forth in Section 6.4.
1.175“Securitization Transaction” has the meaning set forth in Section 13.2.
1.176“[***]” has the meaning set forth in Section 1.139.
1.177“Serious Adverse Event” means an Adverse Event that results in any of the following outcomes: (a) death; (b) life-threatening condition; (c) inpatient hospitalization or a significant prolongation of existing hospitalization; (d) persistent or significant disability or incapacity or substantial disruption of the ability to conduct normal life functions; (e) congenital anomaly/birth defect; or (f) significant intervention required to prevent permanent impairment or damage.
1.178“[***]” means [***].
1.179“[***] Completion Date” has the meaning set forth in Section 4.1(b)(ii).
1.180“[***] Data Package” has the meaning set forth in Section 4.1(b)(ii).
1.181“[***] Lead Series” has the meaning set forth in Section 4.1(a)(i)(C).
1.182“[***] Lead Series Acceptance Criteria” means the criteria set forth in the [***] Research Plan for upregulating [***] as of the Effective Date, as may be updated by the agreement of the Parties at the JRC or the Executive Officers of each Party following referral by the JRC, [***] in each case, pursuant to Section 3.2(g).
1.183“[***] Licensed Product” means any Licensed Product that upregulates [***].

1.184“[***] Research Plan” means the research plan attached hereto as Schedule 4.1(a)(i), as may be amended from time to time in accordance with this Agreement.
1.185“[***] Validation Milestone Event” has the meaning set forth in Section 6.2.
1.186“Sublicensee” means any Third Party to which GSK (or any of its Affiliates which has received a sublicense pursuant to Section 2.2) has granted or grants any sublicense or covenant not to sue under any of the rights or licenses granted to GSK under Section 2.1 (and any further sublicensee of such Third Party (regardless of the number of tiers, layers or levels of sublicenses or covenants not to sue of such rights)), in each case, as permitted under this Agreement; provided, however, that “Sublicensee” shall exclude distributors and subcontractors performing activities by or on behalf of GSK (or its Affiliates which has received a sublicense pursuant to Section 2.2) in accordance with Section 4.6, as applicable.
1.187“Target” means any gene.
1.188“Tax” or “Taxes” means (a) any form of tax on income, profits and gains and (b) all other tax, levy, import duty, charge, contribution or withholding, in each case, in the nature of tax imposed, collected or assessed by, or payable to a Tax Authority (including any penalties, charges, surcharges, fines, costs and interest included in or relating to any of the above) whether disputed or not, including payroll taxes, employment taxes, stamp duty, corporation tax, withholding tax and capital gains tax.
1.189“Tax Authority” means any government, state or municipality or any local state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function (including His Majesty’s Revenue & Customs).
1.190“Technology Transfer” has the meaning set forth in Section 4.1(b)(i).
1.191“Technology Transfer Completion Date” has the meaning set forth in Section 4.1(b)(iii).
1.192“Technology Transfer Plan” has the meaning set forth in Section 4.1(b)(i).
1.193“Term” has the meaning set forth in Section 11.1.
1.194“Terminated Product” has the meaning set forth in Section 11.8.
1.195“Termination and Wind-Down Plan” has the meaning set forth in Section 11.8(b).
1.196“Territory” means the entire world.
1.197“Third Party” means any Person other than CAMP4, GSK or any of their respective Affiliates.
1.198“Third Party Acquisition” has the meaning set forth in Section 2.6(c).
1.199“Third Party Agreement” means any license or other agreement pursuant to which GSK or any of its Affiliates receives the right to use or practice, or a covenant not to be sued under, any Patents (alone or together with any Know-How), in each case, that are necessary or reasonably useful to Exploit, or otherwise Cover Know-How incorporated into, any Licensed Compound or Licensed Product, including (a) Blocking IP Licenses and (b) any agreement pursuant to which GSK or any of its Affiliates receives a license to any delivery device or delivery technology, in each case, necessary or reasonably useful for the Exploitation of any Licensed Compound or Licensed Product.
1.200“Third Party Claims” has the meaning set forth in Section 10.1.
1.201“Third Party Payments” has the meaning set forth in Section 6.5(e).
1.202“Tier 1 Compound” means (a) any compound (i) in the [***] Lead Series or the [***] Lead Series or (ii) otherwise expressly listed in any Data Package but excluding any compounds expressly identified as controls (collectively (i) and (ii), the “Delivered Compounds”) and (b) any compound that (i) is a derivative or modification of any Delivered Compound, (ii) contains the same sequence as, or a portion of, the sequence of any Delivered Compound, (iii) [***], and (iv) is Directed To a Collaboration Target.
1.203“[***]” means [***].
1.204“Tier 1 Product” means any pharmaceutical preparation or other product in any dosage form and strength, presentation, formulation, or method or route of delivery that contains any Tier 1 Compound as an active ingredient, whether as the sole therapeutically active ingredient or in combination or adjunct therapy with one (1) or more other component(s) (other than any other active agent Controlled by CAMP4 that is not a Licensed Compound); provided that a Tier 1 Product will not include any product that is owned or in-licensed by a Third Party that becomes an Affiliate of CAMP4 or any of its Affiliates after the Effective Date as a result of a Change of Control of CAMP4 or one or more of its Affiliates.
1.205“[***]” means [***].
1.206“Tier 2 Compound” means any compound (a) that is not a Tier 1 Compound, (b) that is Directed To a Collaboration Target, (c) [***], and (d) for which the CAMP4 Know-How contained in any Data Package is used or incorporated in, or used to design, such compound, in each case, by or on behalf of GSK. [***]
1.207“[***]” means [***].
1.208“Tier 2 Product” means any pharmaceutical preparation or other product in any dosage form and strength, presentation, formulation, or method or route of delivery that contains any Tier 2 Compound as an active ingredient, whether as the sole therapeutically active ingredient or in combination or adjunct therapy with one (1) or more other component(s) (other than any other active agent Controlled by CAMP4 that is not a Licensed Compound); provided, that a Tier 2 Product (a) excludes (and a Tier 2 Product shall in no event include or contain) any Tier 1 Compound or Tier 1 Product and (b) will not include any product that is owned or in-licensed by a Third Party that becomes an Affiliate of CAMP4 or any of its Affiliates after the Effective Date as a result of a Change of Control of CAMP4 or one or more of its Affiliates.
1.209“[***]” means [***].
1.210“Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade dress, trade name, brand name, logo, insignia, domain name, social media account or handle, design and all other indicia of ownership or origin and any combination thereof, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.
1.211“U.S. Dollars” or “$” means the lawful currency of the United States.
1.212“United Kingdom” means the United Kingdom and its territories and possessions.
1.213“United States” or “U.S.” means the United States of America and its territories and possessions.
1.214“Upfront Payment” has the meaning set forth in Section 6.1.
1.215“Valid Claim” means a claim of (a) an issued Patent that has not lapsed or been held to be permanently revoked, unpatentable, unenforceable or invalid by a final decision of a court or Governmental Body of competent jurisdiction that is unappealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied or admitted to be invalid, unpatentable or unenforceable, including through reissue, reexamination or disclaimer or otherwise or (b) an unissued, pending Patent application in a country or jurisdiction, which application has been pending for no more than [***] from the earliest date to which such Patent application claims priority and that has been prosecuted in good faith; provided that such [***] period will be tolled for the duration of any adverse proceeding (e.g., Third Party oppositions or any appeal of an adverse determination against the Valid Claim) with respect to the Patent application at issue.
1.216“Valid Invoice” has the meaning set forth in Schedule 6.6.
1.217“VAT and Indirect Taxes” means any value added tax, sales tax, consumption tax, or other similar taxes as may be applicable in any relevant jurisdiction, including value added tax chargeable under legislation implementing E.U. Council Directive 2006/112/EC on the common system of value added tax and any value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto
1.218“Whitehead” means the Whitehead Institute for Biomedical Research, a Delaware corporation having a principal office at 455 Main Street, Cambridge, MA 02142.
1.219“Whitehead Indemnitee” means Whitehead and its trustees, officers, faculty, students, medical and professional staff, employees, and agents and its respective successors, heirs and assigns.
1.220“Whitehead License Agreement” means that certain Patent License Agreement between CAMP4 and Whitehead, dated as of October 23, 2019, as amended by that certain First Amendment to Patent License Agreement between CAMP4 and Whitehead, dated as of December 14, 2021 and that certain Second Amendment to Patent License Agreement between CAMP4 and Whitehead, dated as of November 7, 2023, in the form made available by CAMP4 to GSK prior to the Effective Date.
1.221“Whitehead Patents” means the Patents licensed from Whitehead under the Whitehead License Agreement that are set forth on Schedule 1.221.

Article 2LICENSE GRANTS
2.1License Grant to GSK. Effective as of the Effective Date and subject to the terms and conditions of this Agreement, CAMP4, on behalf of itself and its Affiliates, hereby grants to GSK an exclusive (even as to CAMP4 and its Affiliates, but subject to the CAMP4 Retained Rights), royalty-bearing, sublicensable (in accordance with Section 2.2), non-transferable (except as set forth in Section 13.2) right and license under the Licensed Intellectual Property to Exploit any and all [***], Licensed Compounds and Licensed Products, in each case, in the Field in the Territory.
2.2Sublicensing by GSK. GSK shall have the right to grant sublicenses (including the right to grant further sublicenses through multiple tiers), in whole or in part, under the licenses granted in Section 2.1 to its Affiliates and any Third Party without CAMP4’s consent; provided that (a) each such sublicense to any Third Party will be (i) in writing, (ii) shall require the applicable Sublicensee to comply with all applicable terms and conditions of this Agreement, including obligations of confidentiality, non-disclosure and non-use of Confidential Information, and allocation of intellectual property rights that are at least as restrictive or protective of Confidential Information and intellectual property rights as set forth in this Agreement, and (iii) subordinate to and consistent with the terms of this Agreement; (b) the grant of any sublicense by GSK shall not relieve GSK from any of its obligations pursuant to this Agreement; and (c) GSK shall remain primarily liable to CAMP4 for the performance of all of GSK’s obligations under this Agreement.
2.3CAMP4 Retained Rights. Notwithstanding the exclusive license granted by CAMP4 to GSK under Section 2.1, CAMP4 shall retain the right under the Licensed Intellectual Property to (a) conduct the activities allocated to CAMP4 and its Affiliates under each Research Plan in accordance with each such Research Plan and Section 4.1(a), (b) perform screening using the Platform for Targets that are not Collaboration Targets and (c) engage in internal research to develop general learnings solely to improve the capabilities of the Platform, where such learnings do not solely relate to any Collaboration Target (the “CAMP4 Retained Rights”).
2.4No Implied Licenses. No right or license is granted to either Party hereunder by implication, estoppel, or otherwise to any Know-How, Patents, or other intellectual property right owned or otherwise Controlled by the other Party or its Affiliates, except as expressly set forth in this Agreement. All rights in and to Licensed Intellectual Property not expressly licensed or otherwise granted to GSK under this Agreement are hereby retained by CAMP4 (or its Affiliates, as applicable). All rights in and to any Know-How, Patents or other intellectual property rights owned or otherwise controlled by GSK or its Affiliates not expressly licensed or otherwise granted to CAMP4 under this Agreement are hereby retained by GSK (or its Affiliates, as applicable). Except as otherwise permitted under applicable Law, GSK will not practice the Licensed Intellectual Property other than as expressly licensed and permitted under this Agreement.
2.5Third Party In-Licenses Payments.
(a)CAMP4 shall be responsible for all payments that are due under any agreements related to the Licensed Intellectual Property that exist as of the Effective Date.
(b)During the Term, if either Party reasonably believes any Patent owned or controlled by a Third Party in a particular country or other jurisdiction in the Territory, absent a license or agreement with such Third Party, would be infringed or is reasonably expected to be infringed by the Exploitation of any Licensed Compound or Licensed Product in the Field in such country or other jurisdiction (“Blocking IP”), then, as between the Parties, [***] will have the sole right and authority (but no obligation or responsibility) to negotiate and obtain any license to any Blocking IP, including in connection with any Proceeding in the Territory (each such license, a “Blocking IP License”). [***] will control any negotiations and will make all decisions regarding the terms of any Blocking IP License. If [***] decides to enter into a Blocking IP License, it may do so without [***] consent. [***] will be responsible for all upfront, milestone, royalty and other payments that become due under any Blocking IP License, subject to Section 6.5(e). Notwithstanding any provision to the contrary set forth in this Agreement, [***] will not negotiate for or agree to terms in any Blocking IP License that would prohibit [***] from licensing or sublicensing, as applicable, the applicable Blocking IP for the purposes of Exploiting compounds and products solely Directed To Targets that are not Collaboration Targets.
2.6Exclusivity.
(a)On a Collaboration Target-by-Collaboration Target basis, except for the conduct of activities permitted pursuant to and in accordance with this Agreement, from the Effective Date until the earlier of (i) the [***] anniversary of the Effective Date and (ii) termination of the Agreement with respect to such Collaboration Target, CAMP4 shall not (directly or indirectly, either by itself or with or through any of its Affiliates or any Third Party, including via any arrangement or series of arrangements with any Third Party) and shall cause its Affiliates not to (directly or indirectly, either by themselves or with or through any of their Affiliates or any Third Party, including via any arrangement or series of arrangements with any Third Party) (i) Exploit any compound or product that is Directed To such Collaboration Target by any mechanism (a “Competing Product”); or (ii) license, sublicense or otherwise grant or transfer to any Third Party any rights to conduct any of the activities described in clause (i).
(b)If CAMP4 or any of its Affiliates acquires any Third Party by merger, sale consolidation, reorganization or other similar transaction that does not result in a Change of Control of CAMP4 or such Affiliate (a “Business Combination”), and as of the date of such Business Combination, such Third Party owns or has rights to Exploit any Competing Product that would otherwise violate Section 2.6(a), then CAMP4 shall not be deemed to be in violation of Section 2.6(a), provided that CAMP4 (i) either (A) Divests (and causes its applicable Affiliates to Divest) its rights in such Competing Product or (B) ceases (and causes its applicable Affiliates to cease) the Exploitation of such Competing Product, in each case of clause (A) and (B), within [***] following the date of closing of such Business Combination, and (ii) prior to the completion of such Divestiture or cessation, complies with Section 2.6(e). If a Competing Product is Divested via an out-license and such license agreement terminates for any reason, and any rights to such Competing Product return to CAMP4, then CAMP4 will be deemed to have acquired such Competing Product for purposes of this Section 2.6(b) and this Section 2.6(b) shall once again apply to require CAMP4 to Divest such Competing Product within [***] after the effective date of termination of such license agreement.
(c)If CAMP4 or any of its Affiliates is acquired by a Third Party by merger, sale, consolidation, reorganization or other Change of Control (a “Third Party Acquisition”) and, as of or after the date of such Third Party Acquisition, such Third Party owns or has rights to Exploit any Competing Product that would otherwise violate Section 2.6(a), then CAMP4 shall not be deemed to be in violation of Section 2.6(a), provided that CAMP4 and such Third Party each comply with Section 2.6(e).

(d)Within [***] following the closing of any Business Combination or Third Party Acquisition, CAMP4 shall provide to GSK a written notice that (i) describes the Business Combination or Third Party Acquisition in reasonable detail (including the identity of the Third Party involved in such Business Combination or Third Party Acquisition), and (ii) states CAMP4’s intention as of such time to (A) with respect to such Business Combination, Divest or cease Exploitation of each applicable Competing Product, or (B) with respect to a Third Party Acquisition, continue to Exploit, subject to Section 2.6(e), each applicable Competing Product.
(e)From the closing of any Business Combination or Third Party Acquisition, as relevant, until the Divestiture or cessation of Exploitation of each applicable Competing Product as contemplated above (the “Competing Product Disposal Period”), CAMP4 shall establish and maintain commercially reasonable technical, physical and administrative safeguards to separate activities directed to the Exploitation of any Licensed Compounds or Licensed Products from activities directed to the Exploitation of any such Competing Product, including [***].
(f)Within [***] following the expiration of the Competing Product Disposal Period, CAMP4 shall provide GSK written notice confirming that each applicable Competing Product has been Divested or that CAMP4 has ceased Exploitation of each such Competing Product, in each case, in accordance with the terms of this Agreement.
(g)For the avoidance of doubt, nothing in this Section 2.6 shall limit the ability of CAMP4 and its Affiliates to (i) perform screening using the Platform for Targets that are not Collaboration Targets or (ii) engage in internal research to develop general learnings solely to improve the capabilities of the Platform, where such learnings do not solely relate to any Collaboration Target.
2.7Whitehead License Agreement. GSK acknowledges that the Whitehead Patents are Controlled by CAMP4 pursuant to the Whitehead License Agreement. Schedule 2.7 sets forth certain terms and conditions of the Whitehead License Agreement that are applicable to GSK as a sublicensee under the rights licensed by Whitehead to CAMP4 thereunder. To the extent the Licensed Intellectual Property includes any Whitehead Patent, GSK will comply with all provisions of the Whitehead License Agreement that are expressly set forth on Schedule 2.7.
2.8License Grant to CAMP4. Effective as of the Effective Date and subject to the terms and conditions of this Agreement, GSK, on behalf of itself and its Affiliates, hereby grants to CAMP4 a non-exclusive, royalty-free, sublicensable (in accordance with Section 2.9), non-transferable (except as set forth in Section 13.2) right and license under the GSK Contributed IP solely to conduct the activities set forth in each Research Plan that are allocated to CAMP4 in accordance with such Research Plan.
2.9Sublicensing by CAMP4. CAMP4 shall not grant any sublicense, in whole or in part, under the licenses granted in Section 2.8 without GSK’s prior written consent other than to any subcontractor of CAMP4 permitted under Section 4.6(b); provided that (a) the grant of any sublicense by CAMP4 shall not relieve CAMP4 from any of its obligations pursuant to this Agreement; and (b) CAMP4 shall remain primarily liable to GSK for the performance of all of CAMP4’s obligations under this Agreement.
2.10Confirmatory Patent License; License Registration. From and after the Effective Date, CAMP4 shall, if reasonably requested to do so by GSK, (a) as soon as reasonably practicable enter into confirmatory license agreements in such form as may be reasonably requested in writing by GSK for purposes of recording or registering the license granted pursuant to Section 2.1 with the patent offices or registries of any jurisdiction in the Territory; and (b) grant to GSK all necessary or useful authorizations and execute all necessary or useful documents for the perfection of such recordings and registrations upon GSK’s request. GSK shall have the right, in its sole discretion, to determine the timing of the recordation or registration of any such confirmatory license agreement with the patent offices or registries of any jurisdiction in the Territory. Until such execution and recordation or registration of any such confirmatory license agreements, to the maximum extent possible under applicable Law, the Parties shall have the same rights and obligations in all respects with respect to the Licensed Intellectual Property as if such confirmatory license agreements had been executed and recorded or registered with the applicable patent or trademark offices or registries. As between the Parties, GSK shall be responsible for any costs and fees of recording the license granted pursuant to Section 2.1 with any applicable patent office or registry in the Territory.
Article 3GOVERNANCE
3.1Alliance Manager. Within [***] following the Effective Date, each Party shall appoint a Person who shall serve as the primary contact point between the Parties for the purpose of this Agreement (each such person, an “Alliance Manager”). Each Party may replace their Alliance Manager at any time by written notice to the other Party.
3.2Joint Research Committee.
(a)Within [***] following the Effective Date, the Parties shall establish a joint research committee (the “JRC”). The JRC shall have and perform the responsibilities set forth in this Article 3. Unless otherwise agreed by the Parties in writing, the term for the JRC shall commence as of the date upon which it is established and continue until the earlier of the termination of this Agreement and expiry of the Research Term. From and after the expiration of the Research Term, this Article 3 shall have no further force or effect (except for Section 3.1, which will continue in accordance with its terms) and, for the avoidance of doubt, the JRC and all subcommittees established by the JRC shall automatically dissolve.
(b)The JRC will be comprised of up to two (2) named representatives of each Party with sufficient expertise and seniority within the applicable Party to make decisions with respect to issues arising within the scope of the JRC’s responsibilities; provided that the Parties may at any time mutually agree in writing to adjust the size of the JRC and provided, further, that the Parties will have an equal number of representatives on the JRC at all times. The JRC will be led by two (2) co-chairs, one (1) appointed by each Party. Each Party may replace one or more of its representatives effective upon written notice to the other Party’s Alliance Manager. The Alliance Managers will attend JRC meetings as non-voting participants.
(c)The JRC will:
(i)provide input and advise on the Research Plans (including making recommendations with respect to the remediation of any issues that arise in the conduct of the Collaboration Activities);
(ii)oversee and coordinate the Collaboration Activities conducted under the Research Plans (including [***]);
(iii)review, discuss, and determine [***];

(iv)keep each Party informed each Calendar Quarter of the other Party’s and its Affiliates’ progress with respect to Collaboration Activities allocated to such other Party under each Research Plan;
(v)develop and agree on a Technology Transfer Plan in connection with each Research Plan;
(vi)review, discuss, and determine [***];
(vii)review, discuss, and determine [***];
(viii)establish subcommittees, direct and oversee any operating subcommittee on all significant issues, and resolve disputed matters, that may arise at the subcommittees; and
(ix)perform any and all tasks and responsibilities that are expressly attributed to the JRC under this Agreement or as otherwise agreed by the Parties in writing.
(d)Unless otherwise agreed between the Parties in writing, the JRC will meet at least once per Calendar Quarter during the Research Term. The JRC may conduct such meetings by telephone, videoconference or in person as determined by the co-chairs (it being understood that if the co-chairs elect to conduct such meetings in person, the Parties shall alternate hosting such in-person meetings). The co-chairs, through the Alliance Managers, will agree upon and arrange the date of the meeting and each co-chair will ensure that its JRC members receive adequate notice of such meetings. The co-chairs, through the Alliance Managers, shall circulate an agenda for the meeting at least [***] prior to the agreed date for the meeting. Copies of information and materials to be discussed at a meeting shall be circulated by each Party at least [***] prior to each JRC meeting, where reasonably possible. Each Party may call special meetings of the JRC with at least [***] prior written notice, or on shorter notice in exigent circumstances, to resolve particular matters requested by such Party within the decision-making responsibility of the JRC. Meetings of the JRC are effective only if at least one (1) representative of each Party participates in such meeting. Each Party may invite a reasonable number of participants, in addition to its representatives, to attend JRC meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party, and such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations no less restrictive than the terms of this Agreement. Each Party is responsible for its own expenses incurred in connection with participating in and attending all such meetings.
(e)The Parties shall alternate, on a meeting-by-meeting basis, having responsibility for preparing, circulating and finalizing minutes from each JRC meeting. Minutes shall be circulated to each Party within [***] after each meeting of the JRC, setting forth, inter alia, an overview of the discussions at the meeting and a list of any actions and decisions approved by the JRC and a list of any issues. Such minutes shall be effective only after approved by both Parties in writing. With the sole exception of specific items of the meeting minutes to which the members cannot agree and that may not be resolved as provided in Section 3.2(g), definitive minutes of all JRC meetings shall be finalized no later than [***] after the meeting to which the minutes pertain. If, at any time during the preparation and finalization of the JRC minutes, the Parties do not agree on any issue with respect to the minutes, such issue shall be resolved by the escalation process set forth in Section 3.2(g). The decision resulting from the escalation process shall be recorded by the responsible Party in amended finalized minutes for such meeting.

(f)The JRC may establish and disband subcommittees as deemed necessary by the JRC (including a project team for the day-to-day conduct of the Collaboration Activities). Each such subcommittee will consist of representatives designated by each Party, which number shall be agreed by the Parties. Each Party may change its representatives on written notice to the other Party or send a substitute representative to any subcommittee meeting. Each Party’s representatives and any substitute for a representative shall be bound by confidentiality and non-use obligations no less restrictive than the terms of this Agreement. Except as expressly provided in this Agreement, no subcommittee has the authority to bind the Parties hereunder and each subcommittee will report and be subordinate to the JRC. Each Party is responsible for its own expenses incurred in connection with participating in and attending all such meetings. If a dispute arises that cannot be resolved by a subcommittee, the co-chair of either Party may refer such dispute to the JRC for resolution.
(g)The JRC will act by unanimous consent, with the representatives of each Party having, collectively, [***] on behalf of that Party. If the JRC cannot reach unanimous consent or a dispute arises that cannot be resolved within the JRC, such dispute will be referred to the Executive Officers for resolution. If unanimous agreement cannot be reached by the Executive Officers within [***] after referral to the Executive Officers by the JRC, [***]:
(i)[***]
(ii)[***]
3.3Authority. The Alliance Managers, the JRC and each committee, subcommittee or working group shall have only the powers assigned expressly to them in this Article 3 and elsewhere in this Agreement (or in the case of committees, subcommittees or working groups, as expressly assigned to them by the JRC). Each Party retains the rights, powers and discretion granted to it under this Agreement and neither Party may delegate or vest such rights, powers or discretion in the Alliance Manager, the JRC, or any committee or subcommittee, unless expressly provided for in this Agreement or the Parties expressly so agree in writing. Neither the JRC [***], any Alliance Manager nor any committee, subcommittee or working group shall have the power to amend, waive or modify any term of this Agreement, and no decision of the JRC [***] shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JRC are limited to those specific issues that are expressly provided in this Agreement to be decided by the JRC.
Article 4DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF LICENSED PRODUCTS
4.1Development.
(a)Research Plans.
(i)During the Research Term, the Parties shall conduct the research collaboration with respect to each Collaboration Target described in this Section 4.1(a)(i), in each case, as further described in, and in accordance with, the Research Plan for such Collaboration Target. Without limiting the generality of the foregoing, each Party shall (and shall cause its Affiliates to) conduct all activities set forth in each Research Plan that are allocated to such Party in accordance with such Research Plan. The Research Plans will include the following phases:

(A)Phase I: [***]
(B)Phase II: [***]
(C)Phase III: [***]
(D)Phase IV: [***]
(ii)The Parties acknowledge and agree that, with respect to any Research Plan, (A) for clarity, GSK may, in its sole discretion, practice any GSK Background Technology (including [***]) as may be required or desirable for GSK to conduct activities allocated to it under such Research Plan and (B) to the extent GSK desires to make available to CAMP4 any GSK Background Technology (other than GSK Contributed IP, which shall be licensed to CAMP4 in accordance with Section 2.8), and CAMP4 desires to practice such GSK Background Technology, solely for the purpose of conducting activities allocated to CAMP4 under such Research Plan at any time during the Research Term, the Parties shall agree in writing on the terms regarding the use of such GSK Background Technology, including with respect to ownership of any improvements thereto.
(iii)With respect to the activities to be conducted by CAMP4 or its Affiliates under any Research Plan, (A) such activities shall be conducted (and the results of such activities shall be used) by CAMP4 and its Affiliates solely for purposes of furthering GSK’s Exploitation of any Licensed Compound or any Licensed Product in the Field in the Territory; and (B) CAMP4 shall (or shall cause its Affiliates to) (1) commit such resources (including all Personnel, facilities, equipment and materials) as are necessary to perform such activities in accordance with such Research Plan; and (2) perform such activities in a professional and workmanlike manner with competent and qualified individuals who possess the training, education, experience and skill reasonably necessary to perform such activities in accordance with such Research Plan.
(iv)Each Party shall be responsible for any and all costs incurred by such Party (or any of its Affiliates) in conducting the Collaboration Activities (including, for clarity, the conduct of any Technology Transfer).
(v)In case of a conflict between the terms and conditions of this Agreement and any provision in any Research Plan, the terms and conditions of this Agreement shall prevail to the extent of such conflict, unless such Research Plan explicitly states that said provision from such Research Plan shall prevail.
(b)Technology Transfer.
(i)With respect to each Research Plan, following the Effective Date (and in any event prior to the commencement of any [***] pursuant to such Research Plan), the Parties shall (through the JRC) agree in writing on a plan to transfer the applicable Lead Series and all then-existing CAMP4 Know-How with respect thereto (including the applicable Data Package as set forth below in Section 4.1(b)(ii)) from CAMP4 and its Affiliates to GSK, including the timeline for such transfer (each such plan, as may be amended from time to time in accordance with this Agreement, a “Technology Transfer Plan” and each such transfer, a “Technology Transfer”). CAMP4 shall (or shall cause its Affiliates to), with respect to each Research Plan, within [***] following completion by CAMP4 and its Affiliates of the [***] under such Research Plan initiate the Technology Transfer for such Research Plan in accordance with the applicable Technology Transfer Plan. CAMP4 shall ensure that all CAMP4 Know-How to be provided to GSK pursuant to this Section 4.1(b)(i) is (A) provided in a format that is structured and indexed in the manner reasonably designated by GSK and that all relevant documents and files are clearly labelled; and (B) true and accurate and was generated in accordance with the Data Integrity Practices set forth in Schedule 4.9(c).
(ii)Without limiting Section 4.1(b)(i), as part of the Technology Transfer in connection with each Research Plan, CAMP4 shall (or shall cause its Affiliates to) prepare and deliver to GSK a data package in English that includes (A) the information identified in such Research Plan as being necessary or reasonably useful to demonstrate whether the Lead Series that is the subject of such Research Plan offers GSK a potential opportunity for drug development (such required information, the “Data Package Requirements”) and (B) any other information, results, data or materials reasonably requested by GSK; provided that the foregoing clause (B) shall not require CAMP4 to (1) perform any activities that are not set forth in such Research Plan to generate such other information, results, data or materials or (2) include in such data package any information that is solely related to the Platform (except to the extent such information is necessary for the Exploitation of, or actually incorporated in, any Licensed Compound or Licensed Product). The Parties acknowledge and agree that it is expected that each such data package shall include [***]. If, within [***] after the delivery of any such data package, GSK reasonably determines in good faith that such data package does not include all Data Package Requirements, then the Parties shall discuss such deficiency. As soon as reasonably practicable following such discussion (and in any event within the timeline agreed by the Parties), CAMP4 shall update such data package to include such missing Data Package Requirements and shall provide such updated data package to GSK. Following receipt of such updated data package, GSK shall determine whether such data package includes all Data Package Requirements within [***] after such delivery (it being understood that if GSK reasonably determines in good faith that such data package does not include all Data Package Requirements, CAMP4 shall update such data package and as promptly as reasonably practicable resubmit such data package to GSK to review within [***], and such process shall continue until the date when GSK determines that such data package includes all Data Package Requirements). Such completed data package with respect to the [***] Research Plan shall be referred to herein as the “[***] Data Package”, and such completed data package with respect to the [***] Research Plan shall be referred to herein as the “[***] Data Package”. The date on which the [***] Data Package has been determined by GSK to be complete in accordance with this Section 4.1(b)(ii) shall be referred to herein as the “[***] Completion Date”. The date on which the [***] Data Package has been determined by GSK to be complete in accordance with this Section 4.1(b)(ii) shall be referred to herein as the “[***] Completion Date”.
(iii)With respect to each Research Plan, the date on which the Technology Transfer relating to such Research Plan is complete shall be referred to herein as the “Technology Transfer Completion Date” (it being understood that, for clarity and notwithstanding anything to the contrary herein, such Technology Transfer Completion Date shall be no earlier than the [***] Completion Date with respect to the [***] Research Plan or the [***] Completion Date with respect to the [***] Research Plan).
(c)Development Responsibility. Subject to the terms and conditions of this Agreement (including the CAMP4 Retained Rights and GSK’s diligence obligations set forth in Section 4.5) and except as expressly set forth in Section 4.1(a) and Section 4.1(b), as between the Parties, GSK shall have the sole and exclusive right, and sole and exclusive responsibility and decision-making authority, at its cost, to Develop any Licensed Compound and any Licensed Product in the Field in and for the Territory and to conduct (either itself or through one or more Affiliates, Sublicensees or other Third Parties selected by GSK) all Manufacturing, CMC activities, non-clinical studies and Clinical Trials that

GSK believes appropriate to obtain Regulatory Approval for any Licensed Product in the Field for the Territory, as well as any Clinical Trial (whether required or optional) commenced after Regulatory Approval.
4.2Manufacturing. Except for [***] under, and in accordance with, the Research Plans, as between the Parties, GSK shall have the sole and exclusive right, and sole and exclusive responsibility and decision-making authority, at its cost, to Manufacture and supply any and all Licensed Compounds and Licensed Products in the Field in and for the Territory.
4.3Commercialization. Subject to the terms and conditions of this Agreement, as between the Parties, GSK shall have the sole and exclusive right, and sole and exclusive responsibility and decision-making authority (either itself or through one or more Affiliates, Sublicensees or other Third Parties selected by GSK), at its cost, with respect to all matters relating to the Commercialization of any Licensed Compound and any Licensed Product in and for the Territory. Without limiting the generality of the foregoing, GSK, at its sole expense, is solely responsible for and has full control over, all sales, marketing and other Commercialization activities for any Licensed Product for the Territory, including sole responsibility for (a) any decisions and negotiations with relevant Regulatory Authorities regarding price and reimbursement status of any Licensed Product for the Territory; and (b) the creation, preparation, production, reproduction, and filing with the applicable Regulatory Authorities of relevant written sales, promotion and advertising materials relating to any Licensed Product for use in the Territory. GSK shall sell, distribute, and book all sales of all Licensed Products in the Territory. Subject to its diligence obligations set forth in Section 4.5, GSK has the sole right, in its sole discretion, to decide whether to launch or continue to market and sell any Licensed Product in any jurisdiction or market in the Territory.
4.4Support in Development and Manufacturing. From time to time upon GSK’s reasonable request and at CAMP4’s sole cost and expense, CAMP4 shall (a) make Representatives who are knowledgeable regarding the Licensed Intellectual Property and any Licensed Compounds or Licensed Products, including the properties and functions thereof, reasonably available to provide scientific and technical explanations and advice to GSK related to the Exploitation of such Licensed Compounds and Licensed Products, provided that such access shall be at mutually convenient times and may include teleconferences, email or face-to-face meetings; and (b) provide reasonable additional assistance or support to GSK as may be reasonably necessary to enable GSK to conduct the Exploitation of any Licensed Compound or any Licensed Product in the Territory.
4.5Diligence Obligations. Without limiting Section 4.1(c), Section 4.2 or Section 4.3, GSK shall have the exclusive right, in its sole discretion, to direct and control the Development, Commercialization and other Exploitation of any and all Licensed Compounds and Licensed Products in all respects, including the launch strategy and any determination to Exploit Licensed Products or make any other strategic decisions affecting any Licensed Compounds or Licensed Products; provided that, following the Effective Date, GSK shall use Commercially Reasonable Efforts to [***] (a) [***] and (b) [***], in each case, [***]. Activities conducted by GSK’s Affiliates or any of their respective Sublicensees and subcontractors will be considered as GSK’s activities under this Agreement for purposes of determining whether GSK has complied with its obligation to use Commercially Reasonable Efforts.
4.6Subcontracting.
(a)GSK (and its Affiliates and Sublicensees) may exercise any of its rights, or perform any of its obligations, under this Agreement (including any Exploitation of any Licensed Compound or any Licensed Product in the Field in the Territory or otherwise in the exercise of any of the rights or licenses granted to GSK under Section 2.1) by subcontracting the exercise or performance of all or any portion of such rights and obligations on GSK’s (or such Affiliate’s or Sublicensee’s, as applicable) behalf to a Third Party subcontractor. CAMP4 shall (and shall cause its Affiliates to) cooperate fully with, and at GSK’s request work directly with, any such Third Party subcontractor with respect to the performance of any of GSK’s activities under any Research Plan allocated to such subcontractor by GSK.
(b)CAMP4 shall not subcontract any of its obligations under this Agreement to a Third Party without the prior written consent of GSK (not to be unreasonably withheld, conditioned, or delayed); provided that, notwithstanding the foregoing, CAMP4 may subcontract its obligations under any Research Plan to the pre-approved subcontractors set forth in Schedule 4.6(b) attached hereto without the prior written consent of GSK.
(c)Any permitted subcontract granted or entered into by a Party as contemplated by this Section 4.6 shall not relieve such Party from any of its obligations under this Agreement. The subcontracting Party shall be responsible for the acts and omissions of its (and its Affiliate’s or Sublicensee’s, as applicable) subcontractors in connection with their performance of any obligations or exercise of any rights hereunder. Any agreement with a subcontractor to perform a Party’s obligations under this Agreement shall be consistent with such Party’s obligations under this Agreement, including confidentiality and non-use provisions which are no less stringent than those set forth in Article 8.
4.7Trademarks. Subject to the terms and conditions herein, as between the Parties, GSK shall have the sole and exclusive authority to select Trademarks for any Licensed Product in the Territory and shall, at GSK’s expense, own any and all Trademarks created, conceived or developed by or on behalf of GSK or any of its Affiliates or Sublicensees in connection with the performance of this Agreement (“GSK Trademarks”) and be responsible for all such GSK Trademarks.
4.8Information Rights.
(a)Following the Research Term, at least once per Calendar Year, GSK shall provide CAMP4 with a high-level summary of the activities and progress with respect to the Development of any Licensed Compound or any Licensed Product in the Territory which was conducted by GSK, its Affiliates and its Sublicensees during the prior Calendar Year. The obligations set forth in this Section 4.8(a) shall terminate and be of no further force and effect (i) with respect to [***] Licensed Products, upon [***], and (ii) with respect to [***] Licensed Products, upon [***].
(b)For the avoidance of doubt, CAMP4 acknowledges and agrees that all high-level summaries or other information provided under this Section 4.8 shall be deemed to be the Confidential Information of GSK.
4.9Compliance with Laws.
(a)Each Party shall, and shall cause its Affiliates, licensees or sublicensees to, conduct its activities under this Agreement and with respect to the Exploitation of any Licensed Compound or any Licensed Product, as applicable with respect to such Party, in a good scientific manner and in compliance with all applicable Laws, including applicable anti-corruption and anti-bribery laws and regulations, economic, trade and financial sanctions, and trade embargoes.
(b)Without limiting Section 4.9(a):

(i)Each Party shall, and shall take reasonable measures to ensure its Associated Persons shall, comply with all Laws applicable to such Party relating to anti-bribery and anti-corruption (including the U.K. Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act, each as amended) and shall not, violate any applicable Laws in connection with the performance of this Agreement, directly or knowingly indirectly make, promise, authorize, ratify or offer to make, or take any act in furtherance of any payment or transfer of anything of value for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an improper advantage, or improperly assist itself or the other Party in obtaining or retaining business, or act in any way with the purpose or effect of public or commercial bribery. For the avoidance of doubt, the foregoing includes facilitation payments.
(ii)Each Party shall not, and shall take reasonable measures to ensure its Associated Persons shall not, directly or indirectly, engage in any fraudulent or dishonest conduct or commit any fraud-related or dishonesty-related offense that violates applicable Laws in connection with the performance of this Agreement. Fraudulent conduct means conducting business dealings dishonestly and includes deliberately making a false or misleading statement, or failing to disclose relevant information, for the purpose of making a gain or for the purpose of causing loss to another.
(c)Without limiting Section 4.9(a), in connection with any Collaboration Activities or otherwise in the performance of any of its obligations under this Agreement, as applicable, CAMP4 shall, and shall cause its Affiliates to, and shall use reasonable efforts to cause its respective licensees and sublicensees to, comply with the additional terms set forth in Schedule 4.9(c).
(d)For clarity, notwithstanding anything to the contrary in this Agreement, CAMP4 shall (and shall cause its Affiliates to) (i) promptly notify GSK in writing if CAMP4 (or any of its Affiliates, licensees or sublicensees) is not permitted to provide GSK with any data, information, or materials as a result of the application of any Laws; (ii) use reasonable efforts to secure all such approvals and filings (including applying for any security assessments) as soon as possible after the Effective Date or at any time during the Term, as applicable (and CAMP4 shall keep GSK informed as to the status thereof upon request from GSK); (iii) use reasonable efforts to obtain full and proper consents from all data subjects that permit CAMP4 (and its Affiliates, licensees or sublicensees) to provide and share the personal information of such data subjects to GSK (and its Affiliates or Sublicensees), such that GSK (and its Affiliates or Sublicensees, as applicable) may receive, use, process and otherwise exploit such information as permitted under this Agreement; and (iv) at the request of GSK, use reasonable efforts to find alternative means for providing GSK with such data, information, or materials, as applicable, in a manner that is compliant with Laws, including to consult and cooperate with GSK in connection therewith (including, if requested by GSK, to provide any such data in anonymized form).
Article 5REGULATORY ACTIVITIES
5.1Regulatory Filings. As between the Parties, GSK shall solely and exclusively own and have the sole and exclusive right to prepare, maintain and develop any and all Regulatory Documents and Regulatory Approvals for any Licensed Compounds and Licensed Products in the Territory, including all INDs and MAAs.

5.2Communications with Regulatory Authorities.
(a)During the Term, GSK (or one of its Affiliates, licensees or Sublicensees) shall be solely responsible, and act as the sole point of contact, for communications with Regulatory Authorities in connection with the Exploitation of any Licensed Compounds or Licensed Products in the Territory.
(b)CAMP4 shall not initiate (or permit any of its respective Affiliates, licensees or sublicensees to initiate), with respect to any Licensed Compound or Licensed Product, any meetings or contact with Regulatory Authorities in the Territory, without GSK’s prior written consent, and to the extent CAMP4 or any of its Affiliates receives any written or oral communication from any Regulatory Authority in the Territory relating to any Licensed Compound or Licensed Product, to the extent not prohibited by Law, CAMP4 shall (i) refer such Regulatory Authority to GSK; and (ii) as soon as reasonably practicable (but in any event within [***] of receipt of such communication), notify and provide GSK with a copy of any written communication received by CAMP4 or such Affiliate or, if applicable, complete and accurate minutes of such oral communication.
5.3Assistance.
(a)Upon GSK’s reasonable request, CAMP4 shall, and shall cause its Affiliates to, provide to GSK and its Affiliates any documents, data or other materials in the Control of CAMP4 or any of its Affiliates as may be necessary or reasonably useful for GSK or any of its Affiliates or Sublicensees to obtain Regulatory Approvals for any Licensed Compounds or Licensed Products in the Territory.
(b)If any Regulatory Authority (i) contacts CAMP4 or any of its Affiliates with respect to the alleged improper Exploitation of any Licensed Compound or Licensed Product in the Territory; or (ii) takes, or gives notice to CAMP4 or any of its Affiliates of its intent to take, any other regulatory action with respect to any activity of a Party (or its Affiliates, licensees or sublicensees, as applicable) that could reasonably be expected to adversely affect any Exploitation with respect to any Licensed Compound or Licensed Product in the Territory, then CAMP4 shall (or shall cause its Affiliate, as applicable, to) promptly (and in any event within [***]) notify GSK in writing of such contact or notice.
5.4Pharmacovigilance and Safety Database Transfer. As between the Parties, GSK shall be solely responsible for the reporting and handling of safety information involving any Licensed Compound or any Licensed Product in accordance with applicable Law, including regulatory requirements and any regulations relating to pharmacovigilance, reporting of Adverse Events and Serious Adverse Events, clinical safety and data privacy. Without limiting the foregoing, GSK will own and manage the global safety database for each Licensed Compound and Licensed Product and GSK shall have sole decision-making authority with respect to any drug safety or pharmacovigilance matters globally with respect to each Licensed Compound and Licensed Product.
5.5Recalls. Subject to the terms and conditions herein, GSK shall have the sole right, at its sole expense, to determine whether and how to implement a recall, suspension, removal or other market withdrawal of any Licensed Compound or Licensed Product in the Territory. To the extent permitted under Law, CAMP4 shall, and shall cause its Affiliates, licensees and sublicensees to, cooperate in good faith with GSK and disclose to GSK a high-level summary of any material, non-privileged information relating to any such recall, suspension, removal or other market withdrawal.
5.6Data Processing Agreement. If applicable, prior to the exchange by the Parties of any Personal Data, the Parties (or their applicable Affiliate(s)) shall enter into a data processing agreement (the “Data Processing Agreement”) in order to, among other things, establish the procedures to be used by the Parties to ensure compliance with all Data Protection Laws in connection with the exchange between the Parties of Personal Data, which shall be subject to any obligations of the Parties under applicable Law, including satisfying applicable legal basis for collecting, processing and transferring Personal Data, and the filing of any documents required to obtain approvals from any applicable competent Governmental Body in order to authorize one Party to provide any such data to the other Party. For the avoidance of doubt, to the extent applicable to the activities under this Agreement, the Parties shall draft and execute the Data Processing Agreement to the effect that each Party shall qualify as an independent “Data Controller” (as defined under the GDPR) with respect to Personal Data collected or generated by or on behalf of such Party.
Article 6FINANCIAL PROVISIONS
6.1Upfront Payment. In partial consideration of CAMP4’s grant of the rights and licenses to GSK hereunder, within [***] following GSK’s receipt of a Valid Invoice after the Effective Date in accordance with Section 6.6, GSK shall make a one-time, non-refundable and non-creditable upfront payment to CAMP4 of Seventeen Million Five Hundred Thousand U.S. Dollars ($17,500,000) (the “Upfront Payment”).
6.2Lead Series Validation Milestones. Following the Effective Date and subject to Section 11.9 (if exercised), in partial consideration of CAMP4’s grant of the rights and licenses to GSK hereunder, following the first achievement of each milestone event in the immediately following table (each such milestone event, a “Lead Series Validation Milestone Event”) by GSK or any of its Affiliates or Sublicensees, GSK shall pay to CAMP4, in accordance with the terms of this Section 6.2, the one-time, non-refundable, non-creditable milestone payments set forth in the immediately following table that correspond to each such Lead Series Validation Milestone Event (each such milestone payment, a “Lead Series Validation Milestone Payment”).

Lead Series Validation Milestone Event	Lead Series Validation Milestone Payment
[***]	[***]
[***]	[***]
Total Lead Series Validation Milestone Payments:	[***]

Notwithstanding any provision to the contrary set forth in this Agreement, (a) in the event that (i) the [***] Lead Series does not meet the Agreed [***] Lead Series Acceptance Criteria and (ii) GSK [***], then the [***] Validation Milestone Event shall be deemed achieved, and the Lead Series Validation Milestone Payment that corresponds to the [***] Validation Milestone Event shall be deemed payable by GSK as of the date of [***]; (b) in the event that (i) the [***] Lead Series does not meet the Agreed [***] Lead Series Acceptance Criteria and (ii) GSK [***], then the [***] Validation Milestone Event shall be deemed achieved, and the Lead Series Validation Milestone Payment that corresponds to the [***] Validation Milestone Event shall be deemed payable by GSK as of the date of [***]; and (c) each Lead Series Validation Milestone Payment shall be paid no more than one (1) time (it being understood that in no event will GSK be responsible for more than an aggregate of [***] in Lead Series Validation Milestone Payments). Following the Effective Date, (A) upon the JRC’s determination that a given Lead Series Validation Milestone Event has occurred or (B) following GSK’s notice to CAMP4 within [***] after GSK’s or its Affiliate’s or Sublicensee’s achievement of the events described in the immediately foregoing clause (a) or clause (b), as applicable, the corresponding Lead Series Validation Milestone Payment shall be due within [***] following [***] after GSK’s receipt of a Valid Invoice in accordance with Section 6.6 for such Lead Series Validation Milestone Payment.
6.3Development Milestones. Following the Effective Date and subject to Section 11.9 (if exercised), in partial consideration of CAMP4’s grant of the rights and licenses to GSK hereunder, following the first achievement of each milestone event in the immediately following table (each such milestone event, a “Development Milestone Event”) by GSK or any of its Affiliates or Sublicensees with each of (a) a [***] Licensed Product and (b) a [***] Licensed Product, GSK shall pay to CAMP4, in accordance with the terms in this Section 6.3, the one-time, non-refundable, non-creditable milestone payments set forth in, subject to the remainder of this Section 6.3, either the third column or fourth column of the immediately following table that correspond to each such Development Milestone Event based on whether the Licensed Product that achieves such Development Milestone Event is a Tier 1 Product or Tier 2 Product (each such milestone payment, a “Development Milestone Payment”).

Development Milestone #	Development Milestone Event	Development Milestone Payment
		If such Development Milestone Event is achieved by a Tier 1 Product	If such Development Milestone Event is achieved by a Tier 2 Product
1.	[***]	[***]	[***]
2.	[***]	[***]	[***]
3.	[***]	[***]	[***]
4.	[***]	[***]	[***]
5.	[***]	[***]	[***]
6.	[***]	[***]	[***]
Total Development Milestone Payments:		[***]	[***]

[***]
If GSK, or its Affiliate or Sublicensee, [***] then [***]
Notwithstanding any provision to the contrary set forth in this Agreement: (a) each Development Milestone Payment shall be paid no more than one (1) time with respect to [***] Licensed Products and no more than one (1) time with respect to [***] Licensed Products (regardless of the number of times the corresponding Development Milestone Event may be achieved by such [***] Licensed Products or [***] Licensed Products); provided that [***], then GSK will pay [***] of the applicable Development Milestone Payment due upon achievement of such Development Milestone Event for such Tier 1 Product Directed To such Collaboration Target and (b) in no event will GSK be responsible for more than (i) with respect to [***] Licensed Products, an aggregate of (A) [***] in Development Milestone Payments (in the case that each Development Milestone Event is first achieved by Tier 1 Products) or (B) [***] in Development Milestone Payments (in the case that each Development Milestone Event is first achieved by Tier 2 Products and is then subsequently achieved by Tier 1 Products) and (ii) with respect to [***] Licensed Products, an aggregate of (A) [***] in Development Milestone Payments (in the case that each Development Milestone Event is first achieved by Tier 1 Products) and (B) [***] in Development Milestone Payments (in the case that each Development

Milestone Event is first achieved by Tier 2 Products and is then subsequently achieved by Tier 1 Products).
Following the Effective Date, GSK, as the Party responsible for achieving each Development Milestone Event, shall notify CAMP4 within [***] following the achievement of a given Development Milestone Event by GSK or any of its Affiliates or Sublicensees, as applicable, and the corresponding Development Milestone Payment shall be due within [***] following [***] after GSK’s receipt of a Valid Invoice in accordance with Section 6.6 for such Development Milestone Payment.
6.4Sales Milestones. Following the Effective Date and subject to Section 11.9 (if exercised), in partial consideration of CAMP4’s grant of the rights and licenses to GSK hereunder, following the first achievement of each milestone event in the immediately following table (each such milestone event, a “Sales Milestone Event”) by GSK or any of its Affiliates or Sublicensees with each of the (a) [***] Licensed Products and (b) [***] Licensed Products, as applicable, GSK shall pay to CAMP4, in accordance with the terms in this Section 6.4, the one-time, non-refundable, non-creditable milestone payments set forth in, subject to the remainder of this Section 6.4, either the second column or third column of the immediately following table that correspond to each such Sales Milestone Event based on whether the Licensed Products that achieve such Sales Milestone Event are Tier 1 Products or Tier 2 Products (each such milestone payment, a “Sales Milestone Payment”).

Sales Milestone Event	Sales Milestone Payment
	If such Sales Milestone Event is achieved by Tier 1 Products	If such Sales Milestone Event is achieved by Tier 2 Products
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
Total Sales Milestone Payments:	[***]	[***]

Notwithstanding any provision to the contrary set forth in this Agreement: (a) each Sales Milestone Payment shall be paid no more than one (1) time (regardless of the number of times the corresponding Sales Milestone Event may be achieved); provided that [***], then [***] and (b) in no event will GSK be responsible for more than (i) with respect to

[***] Licensed Products, an aggregate of (A) [***] in Sales Milestone Payments (in the case that each Sales Milestone Event for [***] Licensed Products is first achieved by Tier 1 Products), (B) [***] in Sales Milestone Payments (in the case that each Sales Milestone Event for [***] Licensed Products is first achieved by Tier 2 Products and then subsequently achieved by Tier 1 Products) or (C) [***] in Sales Milestones Payments (in the case that each Sales Milestone Event for [***] Licensed Products is only achieved by Tier 2 Products) and (ii) with respect to [***] Licensed Products, an aggregate of (A) [***] in Sales Milestone Payments (in the case that each Sales Milestone Event for [***] Licensed Products is first achieved by Tier 1 Products), (B) [***] in Sales Milestone Payments (in the case that each Sales Milestone Event for [***] Licensed Products is first achieved by Tier 2 Products and then subsequently achieved by Tier 1 Products) or (C) [***] in Sales Milestones Payments (in the case that each Sales Milestone Event for [***] Licensed Products is only achieved by Tier 2 Products).
GSK shall notify CAMP4 within [***] following the end of the applicable Calendar Quarter during which a given Sales Milestone Event is first achieved, which notice may be provided in connection with a Royalty Report delivered pursuant to Section 6.5(c), and GSK shall pay to CAMP4 the corresponding Sales Milestone Payment within [***] from the date on which GSK receives a Valid Invoice in accordance with Section 6.6 for such Sales Milestone Payment.
6.5Royalties.
(a)Following the Effective Date and subject to Section 11.9 (if exercised), in partial consideration of CAMP4’s grant of the rights and licenses to GSK hereunder, with respect to each Licensed Product in each country for which the Royalty Term has not expired for such Licensed Product, GSK will pay CAMP4 royalties based on the Annual Net Sales of each such Licensed Product sold by GSK and each of its Selling Parties in each such country during a Calendar Year at the rates set forth in either the second column or third column of the immediately following table based on whether such Licensed Product is a Tier 1 Product or Tier 2 Product, subject to the remainder of this Section 6.5:

Annual Net Sales of the Licensed Product in each country in which the Royalty Term for such Licensed Product has not expired	Royalty Rate
	If such Licensed Product is a Tier 1 Product	If such Licensed Product is a Tier 2 Product
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

(b)For clarity, (i) for purposes of determining whether a royalty threshold above has been attained, Net Sales that are generated by sales of a Licensed Product in a country for which the Royalty Term has expired shall be excluded from the total amount of Net Sales; and (ii) GSK’s obligation to pay royalties to CAMP4 under this Section 6.5 is imposed only once with respect to (A) the sale of the same unit of any Licensed Product; and (B) the sale of any Licensed Product regardless of the number of [***] Covering such Licensed Product.
(c)Within [***] after the end of each Calendar Quarter during which royalties become payable pursuant to this Section 6.5, GSK shall deliver to CAMP4 a report (“Royalty Report”), on a Licensed Product-by-Licensed Product and country-by-country basis (where applicable), summarizing the details regarding the calculation of the royalties payable under this Section 6.5, including amounts of Net Sales, the royalty rate due, and the amount of any applicable true-up or adjustments. Each Royalty Report shall be deemed Confidential Information of GSK subject to the obligations of Article 8. GSK shall pay to CAMP4 the royalties payable under this Section 6.5 with respect to a given Calendar Quarter within [***] following the end of each Calendar Quarter together with delivery of the applicable Royalty Report.
(d)If at any point during the applicable Royalty Term for a given Licensed Product in a given country in the Territory, [***] of such Licensed Product is not Covered by a Valid Claim of any [***], then the applicable royalties due to CAMP4 for such Licensed Product in such country pursuant to Section 6.5(a) shall thereafter be paid at a rate that is [***] of the rates set forth in Section 6.5(a).
(e)GSK will be entitled to deduct [***] of all amounts paid by GSK, its Affiliates or Sublicensees pursuant to any Third Party Agreement (such amounts, “Third Party Payments”) from any royalties due to CAMP4 pursuant to this Section 6.5 until the amount of all Third Party Payments have been fully deducted.
(f)On a Licensed Product-by-Licensed Product and country-by-country basis in the Territory, (i) if one or more Generic Products with respect to such Licensed Product is launched in such country by one or more Third Parties during any Calendar Quarter during the applicable Royalty Term for such Licensed Product, then, commencing in such Calendar Quarter, the applicable royalty rates set forth in Section 6.5(a) shall be reduced by [***] for such Licensed Product in such country; and (ii) if one or more Generic Products with respect to such Licensed Product achieves in any Calendar Quarter during the applicable Royalty Term for such Licensed Product a market share of [***] of the aggregate market in such country of such Licensed Product and all such Generic Products (by unit equivalent volume and based on the number of units of such Licensed Product and such Generic Products in the aggregate sold in such country), then, commencing in such Calendar Quarter, the applicable royalty rate shall be reduced by [***] for such Licensed Product in such country. Unless otherwise agreed in writing by the Parties, the unit sales of such Licensed Product and each such Generic Product sold during a Calendar Quarter will be based on [***].
(g)Notwithstanding any provision to the contrary herein, in no event shall any royalty payable to CAMP4 hereunder in any Calendar Quarter be reduced by more than the Reduction Cap for such royalty; provided that, any amounts that GSK is unable to set off against or deduct or reduce from such royalty payable to CAMP4 in such Calendar Quarter due to such Reduction Cap may be set off against or deducted or reduced from any subsequent royalty payable to CAMP4, subject to, as applicable, the Reduction Cap for such subsequent royalty.

6.6Mode of Payment and Currency; Invoices; Late Payments; Consideration.
(a)All payments made by GSK to CAMP4 hereunder shall be made by deposit of U.S. Dollars in the requisite amount by electronic wire transfer of immediately available funds directly to such bank account as CAMP4 may from time to time designate by reasonable notice to GSK. With respect to amounts payable hereunder not denominated in U.S. Dollars, GSK shall convert applicable amounts in foreign currency into U.S. Dollars using its standard conversion method consistent with its applicable Accounting Standard in a manner consistent with GSK’s customary and usual conversion procedures used in preparing its audited financial reports applied on a consistent basis; provided that such procedures use a widely accepted source of published exchange rates. The Parties may vary the method of payment set forth herein at any time upon mutual written agreement, and any change shall be consistent with the local Law at the place of payment or remittance.
(b)All payments made by GSK to CAMP4 under this Agreement shall be paid in accordance with Section 6.6(a), following receipt by GSK of a Valid Invoice in accordance with Schedule 6.6.
(c)If any payment due by GSK to CAMP4 pursuant to this Agreement is overdue, then GSK shall pay simple interest on any undisputed portion or such payment (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) equal to [***], as reported by [***] on the date the agreement to pay has been reached (or on the next Business Day if the due date is not a Business Day), such interest to be pro-rated for the number of days from the date upon which payment of such sum became due until payment thereof in full together with such interest; provided, however, that in no event shall such rate exceed the maximum annual interest rate allowed by applicable Law. The payment of such interest shall not limit CAMP4 from exercising any other rights it may have as a consequence of the lateness of any payment. Notwithstanding the foregoing, interest shall not accrue on any amount not paid on or before the date such payment is due where the payment has been delayed as a result of CAMP4 or any of its Affiliates (for example, due to invalid or late changes to bank details, submission of non-compliant invoices, etc.).
(d)The Parties agree and confirm that amounts paid or payable by GSK to CAMP4 in consideration of CAMP4’s grant of the rights and licenses to GSK hereunder are attributable to the license of Licensed Intellectual Property that is owned by CAMP4.
6.7Records; Audits.
(a)GSK shall, and shall ensure that its Affiliates and Sublicensees (as applicable), keep complete and accurate records in accordance with its record retention policies applicable to such books and records, but in any event for a period of at least [***] after the end of the Calendar Year in which any such payment becomes payable, in sufficient detail to confirm the accuracy of the calculations hereunder and in accordance with the applicable Accounting Standard that is normally applied by such Party with respect to the filing of its reporting.
(b)During the Term and for [***] thereafter, GSK shall permit, and shall cause its Affiliates or Sublicensees to permit, an independent certified public accounting firm of nationally recognized standing selected by CAMP4, and reasonably acceptable to GSK or such Affiliate or Sublicensee, to have access to and to review, during normal business hours and under obligations of confidentiality at least as protective of GSK Confidential Information as the confidentiality provisions of Article 8 and upon [***] prior written notice, no more frequently than [***] (except in the case of fraud), any records contemplated by clause (a) above to verify the accuracy of the Royalty Reports and payments under this Article 6 with respect to any Calendar Year ending not more than [***] prior to such audit request. The accounting firm shall disclose to GSK and CAMP4 only whether the Royalty Reports are correct or incorrect and the specific details concerning any discrepancies (it being understood that CAMP4 shall not receive any other information from such accounting firm in respect of any such audit). If such accounting firm concludes that additional amounts were owed during such period, and GSK agrees with such calculation, GSK shall pay the additional undisputed amount, plus interest at the rate set forth in Section 6.6(c) calculated from the date upon which payment of such sum became due until the date upon which GSK agrees in writing with the accounting firm’s calculation, within [***] from the date on which GSK receives such accounting firm’s written report and a Valid Invoice in accordance with Section 6.6. If such accounting firm concludes that an overpayment was made, such overpayment shall be fully creditable against amounts payable in subsequent payment periods or, if no such amounts are payable in any subsequent payment periods, as reasonably determined by GSK, CAMP4 shall refund the amount of such overpayment within [***] from the date on which GSK and CAMP4 receive such accounting firm’s written report. If GSK disagrees with such calculation, GSK and CAMP4 shall, acting reasonably and in good faith, work to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***], the dispute shall be submitted for resolution to an accounting firm jointly selected by the Parties to conduct a review, and if such firm concurs that any additional amounts were owed by GSK during such period, GSK shall make the required payment, plus interest at the rate set forth in Section 6.6(c) calculated from the date upon which payment of such sum became due until the date upon which GSK agrees in writing with the accounting firm’s calculation, within [***] following GSK’s receipt of the report of its accounting firm and a Valid Invoice in accordance with Section 6.6. CAMP4 shall pay for the cost of any audit, unless GSK has underpaid CAMP4 by [***] for the audited period, in which case GSK shall pay for the cost of such audit. Each Party shall treat all information that it receives under this Section 6.7(b) in accordance with the confidentiality provisions of Article 8 of this Agreement, and shall cause its accounting firm to enter into an acceptable, reasonable confidentiality agreement with the other Party obligating such accounting firm to retain all such financial information in confidence pursuant to such confidentiality agreement, except to the extent necessary for such Party to enforce its rights under this Agreement. No record audited pursuant to this Section 6.7(b) may be audited more than once.
6.8Taxes.
(a)If any amounts to be paid by GSK under this Agreement (including the Upfront Payment or any Lead Series Validation Milestone Payments, Development Milestone Payments, Sales Milestone Payments or royalties paid hereunder) are subject to any withholding or similar Tax that is required to be withheld by Law, then GSK shall (i) timely pay such withholding or similar Tax to the proper Tax Authority and send proof of payment to CAMP4; and (ii) remit the remaining amount of such payments to CAMP4 subject to deductions of any such withholding or similar Tax paid by GSK. To the extent that amounts are so deducted or withheld as required by Law, such amounts shall be treated as having been paid by GSK to CAMP4 for all purposes of this Agreement. CAMP4 will provide GSK any tax forms in a timely manner that may be reasonably necessary in order for GSK to determine its withholding obligation under Law, not to withhold Tax or to withhold Tax at a reduced rate, including under an applicable bilateral income tax treaty. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Law, of withholding Taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding Tax.
(b)CAMP4 warrants that it is solely resident for Tax purposes in the United States and that CAMP4 is entitled to full relief from United Kingdom income Tax in respect of payments made under this Agreement under the terms of the double tax agreement between the United Kingdom and United States. CAMP4 shall notify GSK immediately in writing in the event that it ceases to be entitled to such relief.
(c)Notwithstanding any provision to the contrary set forth in this Agreement, if GSK has made a payment to CAMP4 under this Agreement, and if a deduction or withholding on account of income Tax imposed by the United Kingdom should have been, but was not, made from such payment (or should have been, but was not, made from such payment at an increased rate, as applicable) under applicable United Kingdom Law, including where an officer of HM Revenue & Customs has given (and not revoked) a direction under section 912(2) of the UK Income Tax Act 2007 relating to such payment, then CAMP4 undertakes to promptly, upon receipt of a written request by GSK and reasonable evidence from GSK that such deduction or withholding on account of Tax should have been made (or made at a higher rate), reimburse GSK for the amount of the Tax that should have been (but was not) deducted or withheld.
(d)Notwithstanding any provision to the contrary set forth in this Agreement, if the paying Party assigns, transfers, or otherwise disposes of some or all of its rights and obligations to any Person resident for Tax purposes outside the United Kingdom (or to a permanent establishment or a fixed base outside the United Kingdom of a Person) and solely by reason thereof the paying Party is required by applicable Law to (i) withhold additional taxes with respect to the payments under this Agreement and such withholding taxes exceed the amount of withholding taxes that would have been applicable if such action had not occurred, or (ii) pay VAT and Indirect Taxes that exceed the amount of the VAT and Indirect Taxes that would have been applicable if such action had not occurred, then the paying Party shall be responsible for all such additional taxes and any amount payable to the recipient of such payments under this Agreement will be increased to ensure the recipient receives an amount equal to the sum it would have received had no such assignment, transfer or other disposition have occurred; provided, however, the paying Party will have no obligation to pay any additional amount under the immediately preceding clause to the extent (A) the recipient of a payment obtains a refund or exemption of such additional amounts, (B) the requirement to withhold or pay such Taxes has arisen (or has been increased, as applicable) by a change in applicable Law after the effective date of such action, or (C) the recipient is entitled under applicable Law to credit or deduct such withholding taxes to reduce any tax, whether or not an actual reduction in such tax is realized. If the recipient of a payment under this Agreement assigns, transfers or otherwise disposes of some or all of its rights and obligations to any Person, then such recipient shall not be entitled to any additional payments with respect to taxes arising as a result of such recipient’s action.
(e)All amounts payable under or in connection with this Agreement are exclusive of VAT and Indirect Taxes. Any VAT and Indirect Taxes payable on the consideration paid hereunder (including the Upfront Payment or any Lead Series Validation Milestone Payments, Development Milestone Payments, Sales Milestone Payments or royalties paid hereunder) shall be paid by GSK at the same time as the payment or provision of such consideration to which it relates, subject to the production of a valid VAT and Indirect Taxes invoice. Each Party agrees that it shall provide to the other Party any information and copies of any documents within its control to the extent reasonably requested by the other Party for the purposes of (i) determining the amount of VAT and Indirect Taxes chargeable under this Agreement; (ii) establishing the “place of supply for VAT” purposes; or (iii) complying with its VAT and Indirect Taxes reporting or accounting obligations.
Article 7INTELLECTUAL PROPERTY
7.1Inventorship; Ownership; Disclosure.
(a)Inventorship.
(i)Determination of Inventorship. For purposes of this Section 7.1, all determinations of inventorship for Know-How first made during the course of the performance of activities pursuant to this Agreement will be in accordance with the applicable Laws of the U.S., including, with respect to any Know-How that is patentable, U.S. patent law.
(ii)JRA Exception. Notwithstanding anything to the contrary in this Agreement, each Party shall have the right to invoke the America Invents Act Joint Research Agreement exception codified at 35 U.S.C. § 102(c) (the “JRA Exception”) when exercising its rights under this Agreement by providing written notice to the other Party. In the event that a Party invokes the JRA Exception, the other Party shall cooperate and coordinate its activities with such Party with respect to any filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. § 100(h).
(b)Ownership.
(i)Background Technology. As between the Parties, (A) GSK will solely and exclusively own and retain all right, title and interest in and to all GSK Background Technology; and (B) subject to the rights and licenses granted to GSK under this Agreement, CAMP4 will solely and exclusively own and retain all right, title and interest in and to all CAMP4 Background Technology.
(ii)New Developments. As between the Parties, (A) GSK shall solely and exclusively own any and all Know-How (and Patents claiming inventions therein) created, conceived, developed or reduced to practice solely by or on behalf of GSK or any of its Affiliates or Sublicensees in connection with the performance of the Collaboration Activities or any other activities under this Agreement (the “GSK Arising Intellectual Property”); and (B) CAMP4 shall solely and exclusively own any and all Know-How (and Patents claiming inventions therein) created, conceived, developed or reduced to practice solely by or on behalf of CAMP4 or any of its Affiliates, licensees or sublicensees (excluding GSK or any of its Affiliates or Sublicensees) in connection with the performance of the Collaboration Activities or any other activities under this Agreement (the “CAMP4 Arising Intellectual Property”) (it being understood that the CAMP4 Arising Intellectual Property is subject to the license granted to GSK under Section 2.1); provided that [***]. As between the Parties, the Parties shall, in accordance with Section 7.1(b)(iii), jointly own any and all Know-How (and Patents claiming inventions therein) created, conceived, developed or reduced to practice jointly by or on behalf of both (x) CAMP4 or any of its Affiliates, licensees or sublicensees; and (y) GSK or any of its Affiliates or Sublicensees, in each case, in connection with the performance of the Collaboration Activities or any other activities under this Agreement (the “Joint Arising Intellectual Property”).

(iii)Joint Ownership. Each Party will have an equal and undivided joint ownership interest in and to any Joint Arising Intellectual Property. Each Party will exercise its ownership rights in and to such Joint Arising Intellectual Property, including the right to license and sublicense or otherwise to exploit, transfer or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party (it being understood that the Joint Arising Intellectual Property is subject to the license granted under Section 2.1 and the other terms and conditions of this Agreement). At the reasonable written request of a Party, the other Party shall in writing grant such consents and confirm that no such accounting is required to effect the foregoing regarding Joint Arising Intellectual Property. Each Party, for itself and on behalf of its Affiliates, licensees and sublicensees, and employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to the other Party an equal and undivided joint ownership interest in and to all Joint Arising Intellectual Property to be held in accordance with this Section 7.1(b)(iii).
(c)Disclosure. During the Term, (i) CAMP4 will promptly disclose to GSK all CAMP4 Arising Intellectual Property and all [***]; and (ii) each Party will promptly disclose to the other Party all Joint Arising Intellectual Property, in each case (i) and (ii), including all invention disclosures or other similar documents and applications relating thereto. Each Party shall also respond promptly to reasonable requests from the other Party for additional information relating to such disclosures, documents or applications; provided that (A) GSK shall only be obligated to respond to the extent such additional requested information is included within the Joint Arising Intellectual Property; and (B) CAMP4 shall only be obligated to respond to the extent such additional requested information is included within the CAMP4 Arising Intellectual Property or Joint Arising Intellectual Property, as applicable.
7.2Prosecution and Maintenance of Patents.
(a)CAMP4 Patents.
(i)As between the Parties, GSK shall have the first right, at its option, to control the preparation, filing, prosecution, defense (including any declaratory judgment, interferences, reissue proceedings, derivation proceedings, reexaminations, oppositions, revocation actions, cancellations, inter partes review, post-grant review and any similar proceedings before any Governmental Body in the Territory) and maintenance of all CAMP4 Patents (excluding any Platform Patents) in the Territory, at its sole cost and expense and by counsel selected by GSK. GSK shall consult with CAMP4 and keep CAMP4 reasonably informed of the status of such CAMP4 Patents and shall as promptly as reasonably practicable provide CAMP4 with all material correspondence received from any patent authorities in the Territory in connection therewith. In addition, GSK shall, as promptly as reasonably practicable, provide CAMP4 with drafts of all proposed material filings and material correspondence to any patent authorities in the Territory with respect to such CAMP4 Patents for CAMP4’s review and comment, at CAMP4’s sole cost and expense, prior to the submission of such proposed filings and correspondence. GSK shall consider in good faith CAMP4’s comments prior to submitting such filings and correspondence, provided that CAMP4 shall provide such comments within [***] (or a shorter period reasonably designated by GSK if [***] is not practicable given the filing deadline) of receiving the draft filings and correspondence from GSK.
(ii)As between the Parties, CAMP4 shall have the sole and exclusive right, at its option, to control the preparation, filing, prosecution, defense (including any declaratory judgment, interferences, reissue proceedings, derivation proceedings, reexaminations, oppositions, revocation actions, cancellations, inter partes review, post-grant review and any similar proceedings before any Governmental Body) and maintenance of all Platform Patents in the Territory, at its sole cost and expense and by counsel selected by CAMP4. CAMP4 shall consult with GSK and keep GSK reasonably informed of the status of such Platform Patents and shall as promptly as reasonably practicable provide GSK with all material correspondence received from any patent authorities in the Territory in connection therewith. In addition, CAMP4 shall, as promptly as reasonably practicable, provide GSK with drafts of all proposed material filings and material correspondence to any patent authorities in the Territory with respect to such Platform Patents for GSK’s review and comment, at GSK’s sole cost and expense, prior to the submission of such proposed filings and correspondence. CAMP4 shall consider in good faith GSK’s comments prior to submitting such filings and correspondence, provided that GSK shall provide such comments within [***] (or a shorter period reasonably designated by CAMP4 if [***] is not practicable given the filing deadline) of receiving the draft filings and correspondence from CAMP4. Without limiting the foregoing, in the event of any obviousness-type double-patenting rejection of any Platform Patent (excluding the Whitehead Patents), or challenge to the validity or enforceability of any Platform Patent (excluding the Whitehead Patents) based upon any claim of obviousness-type double-patenting, in each case, in view of any CAMP4 Patent that is not a Platform Patent, CAMP4 shall [***].
(iii)GSK may abandon or cease prosecution or maintenance of any CAMP4 Patent for which it has the first right to control preparation, filing, prosecution, defense and maintenance in any jurisdiction within the Territory in its sole discretion, provided that, if GSK determines to abandon or cease prosecution or maintenance of any such CAMP4 Patent in any jurisdiction within the Territory (excluding the filing of a request for continued examination, continuation, or divisional application of the same application that GSK desires to abandon), then GSK shall provide reasonable prior written notice to CAMP4 of such intention to abandon (which notice shall, to the extent possible, be given no later than [***] prior to the final deadline for any action that must be taken with respect to such CAMP4 Patent with respect to the relevant patent authority). In such case, upon CAMP4’s written election reasonably in advance of the applicable final deadline to allow GSK to reasonably transition prosecution to CAMP4 (but no fewer than [***] before such final deadline, unless GSK’s notice was received fewer than [***] before such final deadline, in which case CAMP4 will provide such written election as promptly as reasonably practicable under the circumstances), CAMP4 may assume prosecution and maintenance of such CAMP4 Patent at CAMP4’s sole cost and expense. If CAMP4 does not provide such election within such period, then GSK may, in its sole discretion, continue prosecution and maintenance of such CAMP4 Patent or discontinue prosecution and maintenance of such CAMP4 Patent. Notwithstanding the foregoing, CAMP4 shall not have any right to assume prosecution and maintenance of any CAMP4 Patent if GSK abandons or ceases prosecution or maintenance of such CAMP4 Patent in any jurisdiction within the Territory for the purpose of refiling such CAMP4 Patent or replacing such CAMP4 Patent with another Patent with the same or substantially similar subject matter.
(iv)Notwithstanding any provision to the contrary set forth in this Agreement, in the event that (A) pursuant to Section 7.2(a)(iii), CAMP4 has the right to assume prosecution and maintenance of any CAMP4 Patent in the Territory and (B) GSK determines, in its reasonable opinion, that CAMP4 should not prosecute or maintain such CAMP4 Patent for strategic reasons to benefit the Commercialization of the applicable Licensed Products, then GSK shall provide written notice to CAMP4 of such determination, and CAMP4 shall not assume the prosecution and maintenance of such CAMP4 Patent (it being understood that GSK shall not [***]).

(v)Notwithstanding any provision to the contrary set forth in this Agreement, during the Term, CAMP4 shall not (and shall cause its Affiliates not to) prepare, file or otherwise prosecute any Patent application to disclose, claim or recite any [***].
(b)GSK Patents. As between the Parties, GSK shall have the sole and exclusive right to control the preparation, filing, prosecution, defense (including any declaratory judgment, interferences, reissue proceedings, derivation proceedings, reexaminations, oppositions, revocation actions, cancellations, inter partes review, post-grant review and any similar proceedings before any Governmental Body) and maintenance of all GSK Patents in the Territory, at its sole cost and expense and by counsel selected by GSK.
(c)Joint Patents.
(i)As between the Parties, GSK shall have the first right, at its option and subject to Section 7.2(c)(ii), to control the preparation, filing, prosecution, defense (including any declaratory judgment, interferences, reissue proceedings, derivation proceedings, reexaminations, oppositions, revocation actions, cancellations, inter partes review, post-grant review and any similar proceedings before any Governmental Body in the Territory) and maintenance of all Joint Patents in the Territory, at its sole cost and expense.
(ii)GSK may abandon or cease prosecution or maintenance of any Joint Patent in any jurisdiction within the Territory in its sole discretion; provided that, if GSK determines to abandon or cease prosecution or maintenance of any Joint Patent in any jurisdiction within the Territory (excluding the filing of a request for continued examination, continuation, or divisional application of the same application that GSK desires to abandon), then GSK shall provide reasonable prior written notice to CAMP4 of such intention to abandon (which notice shall, to the extent possible, be given no later than [***] prior to the next deadline for any action that must be taken with respect to any such Joint Patent with respect to the relevant patent authority). In such case, upon CAMP4’s written election reasonably in advance of the applicable final deadline to allow GSK to reasonably transition prosecution to CAMP4 (but no fewer than [***] before such final deadline, unless GSK’s notice was received fewer than [***] before such final deadline, in which case CAMP4 will provide such written election as promptly as reasonably practicable under the circumstances), CAMP4 may assume prosecution and maintenance of such Joint Patent at its sole cost and expense. If CAMP4 does not provide such election within such time period, then GSK may, in its sole discretion, continue prosecution and maintenance of such Joint Patent or discontinue prosecution and maintenance of such Joint Patent.
(iii)Notwithstanding any provision to the contrary set forth in this Agreement, in the event that (A) pursuant to Section 7.2(c)(ii), CAMP4 has the right to assume prosecution and maintenance of any Joint Patent in the Territory and (B) GSK determines, in its reasonable opinion, that CAMP4 should not prosecute or maintain such Joint Patent for strategic reasons to benefit the Commercialization of the applicable Licensed Products, then GSK shall provide written notice to CAMP4 of such determination, and CAMP4 shall not assume the prosecution and maintenance of such Joint Patent (it being understood that GSK shall not [***]).
(d)GSK shall have sole decision-making authority in its sole discretion regarding any patent term restoration, supplemental protection certificates or their equivalents, and patent term extensions with respect to the CAMP4 Patents (excluding the Platform Patents), GSK Patents and Joint Patents in the Territory.

(e)GSK shall have the sole and exclusive right and decision-making authority to make all filings with Regulatory Authorities in the Territory with respect to the GSK Patents, CAMP4 Patents, and Joint Patents, including as required or allowed in the Orange Book or similar or equivalent patent listing or linking source, if any, in other countries in the Territory, in each case, for Licensed Products; provided that, notwithstanding the foregoing, with respect to Platform Patents, GSK’s sole and exclusive right and decision-making authority to make filings with Regulatory Authorities shall be limited to including such Platform Patents in the Orange Book (or similar or equivalent patent listing or linking source) to the extent permitted by Law or allowed by CAMP4.
(f)In connection with the preparation, filing, prosecution, maintenance and defense of any Patents by either Party in accordance with this Section 7.2, if the other Party becomes aware of any challenges by any Third Parties to the validity or enforceability of any CAMP4 Patent, GSK Patent or Joint Patent (including inter partes reviews, post-grant reviews, oppositions, cancellations, revocation actions, declaratory judgment actions, interferences, reissue proceedings, derivation proceedings, reexaminations or any proceedings similar to the foregoing), such other Party shall promptly notify the prosecuting Party in writing to that effect. Any such notice shall include a summary of the asserted basis for any such challenge (if known) and any available information that would support an allegation of infringement or threatened infringement, or declaratory judgment, revocation, or equivalent action, by such Third Party. Each Party agrees to cooperate fully with the other Party in such preparation, filing, prosecution and maintenance of Patents, at its own cost and expense. Such cooperation includes (i) executing all papers and instruments, or requiring its employees, agents, consultants or independent contractors to execute such papers and instruments, so as to enable the prosecuting Party to apply for and to prosecute Patent applications in any jurisdiction as permitted by this Section 7.2; and (ii) promptly informing the prosecuting Party of any matters coming to the other Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such Patent applications, including any and all information necessary or desirable to enable the prosecuting Party to comply with the duty of candor/duty of disclosure requirements of any patent authority.
7.3Trademark Prosecution and Maintenance. As between the Parties, GSK shall have the sole and exclusive right, at its option and in its sole discretion, to control the clearance, filing, prosecution, and maintenance of all GSK Trademarks in the Territory, at its sole cost and expense.
7.4Third Party Infringement.
(a)Notice. If, during the Term, either Party learns of (i) any actual, alleged or threatened Competitive Infringement by a Third Party (including receipt of notice from a Third Party pursuant to Section 505(b)(3) or 505(j)(2)(B) of the FD&C Act (e.g., the filing of an ANDA under Section 505(j) of the FD&C Act or an application under Section 505(b)(2) of the FD&C Act naming a Licensed Product as a reference listed drug and including a certification under Section 505(j)(2)(A)(vii)(IV) or 505(b)(2)(A)(IV), respectively)), or (ii) any Proceeding (including any declaratory judgment, revocation, or equivalent action) challenging any CAMP4 Patent, GSK Patent or Joint Patent in connection with any such Competitive Infringement, then, in each case of (i) and (ii), such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement or information that would support a declaratory judgment or equivalent action.
(b)Enforcement of Patents.

(i)As between the Parties, GSK shall have the first right and authority (but not the obligation), in its sole discretion and at its own cost and expense, to bring and control an Enforcement Action involving any CAMP4 Patents (excluding any Platform Patents) or Joint Patents, in each case, in the Territory. In the event that GSK does not exercise the first right to institute any Enforcement Action under any such CAMP4 Patent or Joint Patent, then, subject to Section 7.4(b)(ii), CAMP4 shall have the right (but not the obligation) to institute such Enforcement Action at its cost and expense.
(ii)Notwithstanding any provision to the contrary set forth in this Agreement, in the event that (A) pursuant to Section 7.4(b)(i), CAMP4 has the right to institute any Enforcement Action; and (B) GSK reasonably determines that CAMP4’s institution of such Enforcement Action would adversely impact the Exploitation of any Licensed Compound or any Licensed Product, then GSK shall provide written notice to CAMP4 of such determination as soon as reasonably practicable (and in any event within [***]) after such determination, and CAMP4 shall not institute such Enforcement Action.
(iii)As between the Parties, CAMP4 shall have the sole and exclusive right and authority (but not the obligation), in its sole discretion and at its own cost and expense, to bring and control an Enforcement Action involving any Platform Patents in the Territory; provided that, notwithstanding the foregoing, in no event shall CAMP4 or any of its Affiliates, [***].
(iv)As between the Parties, GSK shall have the sole and exclusive right, in its sole discretion and at its own cost and expense, to bring and control an Enforcement Action involving any GSK Patent or GSK Trademark.
(c)Cooperation. Each Party will provide to the Party exercising its rights under this Section 7.4 reasonable assistance in such efforts, at such enforcing Party’s request and expense, including joining such action as a party if required by Law to pursue an Enforcement Action or providing the enforcing Party any reasonably requested documentation or other materials. Without limiting the foregoing, at a Party’s request, the other Party shall (and shall cause its Affiliates to) promptly provide such Party and its Affiliates with all relevant documentation (as may be reasonably requested by such Party) evidencing that such Party and its Affiliates are validly empowered by such other Party and its Affiliates to take such Enforcement Action with respect to the applicable Patent or Trademark, including in such other Party’s name in accordance with the rights granted to such Party under this Section 7.4, as necessary. A Party or its applicable Affiliate shall join, and hereby consents to join, any such Enforcement Action with respect to the applicable Patent if the enforcing Party or any of its Affiliates determines that it is necessary to demonstrate “standing to sue.” The enforcing Party will keep the other Party regularly informed of the status and progress of such enforcement efforts, including providing the other Party a reasonable opportunity to comment on the enforcing Party’s determination of litigation strategy and the filing of important papers to the competent court and the enforcing Party will consider such comments in good faith. The non-enforcing Party shall have the right, at its own expense, to retain its own counsel with respect to its participation in any such Enforcement Action.
(d)Damages. Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery or damages realized as a result of any Enforcement Action involving any CAMP4 Patent or Joint Patent in the Territory shall be used first to reimburse the Parties’ documented out-of-pocket legal expenses and GSK’s documented internal legal expenses, in each case, relating to such Enforcement Action, and any remaining recovery or damages relating to Licensed Products (including lost sales or lost profits with respect to Licensed Products) shall be retained by the Party that brought and controlled such Enforcement Action; provided that, to the extent GSK is the enforcing Party [***].
7.5Defense and Settlement of Third Party Claims. Each Party shall give the other Party prompt written notice of any allegation by any Third Party that a Patent or other right owned by such Third Party is infringed by the Exploitation of any Licensed Compound or Licensed Product. If a Third Party asserts that a Patent or other right owned by it is infringed by the Exploitation of any Licensed Compound or Licensed Product in the Field in the Territory, GSK shall have the sole right, but not the obligation, to defend against any such assertions at GSK’s sole cost. CAMP4 and its Affiliates shall assist GSK and cooperate in any such litigation, including joining such litigation, at GSK’s request, and GSK shall reimburse CAMP4 for any reasonable, documented out-of-pocket costs incurred in connection therewith. CAMP4 may join any defense at its sole discretion pursuant to this Section 7.5, with its own counsel, at its sole cost and expense. GSK or any of its Affiliates may settle or consent to the entry of any judgment in any enforcement action hereunder without CAMP4’s prior consent; provided, however, that any such settlement or consent judgment shall not, without the prior written consent of CAMP4 (such consent not to be unreasonably withheld, conditioned or delayed), (a) impose any liability, restriction or obligation on CAMP4 or any of its Affiliates, (b) result in CAMP4, its Affiliates or any of their respective directors, officers, employees, consultants, contractors and other agents becoming subject to injunctive or other relief, (c) adversely affect the business of CAMP4 in any manner, or (d) conflict with or reduce the scope of the subject matter claimed in any CAMP4 Patent (or counterpart thereof, as applicable).
7.6Common Interest Agreement. All non-public information exchanged between the Parties or between a Party’s outside patent or trademark counsel and the other Party regarding the preparation, filing, prosecution, maintenance, defense and enforcement of the CAMP4 Patents, GSK Patents, GSK Trademarks, Joint Patents, or otherwise related to any Licensed Compound or any Licensed Product, and all shared information regarding analyses or opinions of Third Party Patents or Know-How, shall be deemed Confidential Information. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning any such Patents, Trademarks, Know-How or Confidential Information, including privilege under the common interest doctrine and similar or related doctrines. In furtherance of the foregoing, if the Parties agree that a separate agreement memorializing this understanding would be advantageous, the Parties shall negotiate and enter into a common interest agreement reflecting this understanding or any other common interest agreement as the Parties may mutually agree, including with respect to any product liability for a Licensed Product.
Article 8CONFIDENTIALITY
8.1Confidentiality Obligations. Except as expressly permitted by this Agreement, each Party agrees that during the Term and for [***] thereafter, such Party shall, and shall ensure that its Affiliates and its and their respective Personnel (“Representatives”), hold in confidence, and not publish or otherwise disclose or use for any purpose, any Confidential Information disclosed to it by the other Party pursuant to this Agreement (or the Existing Confidentiality Agreement, as applicable), unless such information:
(a)is or becomes generally available to the public other than as a result of unauthorized disclosure by the Receiving Party or its Representatives;

(b)is already known by or in the possession of the Receiving Party or its Representatives at the time of disclosure by the Disclosing Party without an obligation to keep such information confidential, other than as a result of disclosure under any other agreement between the Parties (as demonstrated by documentary evidence);
(c)is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information, as documented by the Receiving Party’s business records; or
(d)is obtained by the Receiving Party from a Third Party having a bona fide right to disclose such Confidential Information without breaching any obligation to the Disclosing Party.
(e)Notwithstanding the foregoing, any Confidential Information of either Party that constitutes a trade secret will continue to be subject to the terms of this Article 8 for so long as such information remains a trade secret.
The Receiving Party shall protect Confidential Information of the other Party using not less than the same degree of care with which it treats its own confidential information, but at all times shall use at least reasonable care. Each Party shall: (x) implement and maintain appropriate security measures to prevent unauthorized access, disclosure or use of the other Party’s Confidential Information; (y) promptly notify the other Party of any unauthorized access or disclosure of such other Party’s Confidential Information by emailing [***] (in the case of CAMP4 as the notifying Party) or [***] (in the case of GSK as the notifying Party); and (z) cooperate with the other Party in the investigation and remediation of any such unauthorized access or disclosure.
8.2Authorized Disclosure. Notwithstanding Section 8.1 and except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose the Confidential Information of the Disclosing Party solely as follows:
(a)under appropriate confidentiality and non-use provisions no less restrictive than those in this Agreement to its Affiliates, and the Receiving Party’s employees, directors, agents, consultants, subcontractors, Sublicensees, or advisors to the extent reasonably necessary in connection with the performance of its obligations or in the exercise of its rights under this Agreement, including the right to grant licenses or sublicenses as permitted hereunder and to conduct Clinical Trials;
(b)to any bona fide actual or prospective underwriters, investors, lenders or other financing sources (including in connection with any royalty monetization transaction) and to employees, directors, agents, consultants, and advisers of any such Third Party, in each case, who are under an obligation of confidentiality with respect to such information that survives [***]; provided that (i) the Receiving Party uses reasonable efforts to obtain a confidentiality obligation with respect to such information that is no less restrictive than the terms of this Agreement and (ii) disclosure under this Section 8.2(b) shall be limited to the applicable financial terms of Article 6 (other than Section 6.7) of this Agreement and related definitions in Article 1 that are necessary for such Person to evaluate the proposed transaction or perform its obligations or exercise its rights granted under the applicable agreement;
(c)to any bona fide actual or prospective acquirers, licensors, sublicensees, licensees, or strategic partners and to employees, directors, agents, consultants, and advisers of any such Third Party, in each case, who are under an obligation of confidentiality with respect to such information that survives [***]; provided that (i) the Receiving Party uses reasonable efforts to obtain a confidentiality obligation with respect to such information that is no less restrictive than the terms of this Agreement and (ii) disclosure under this Section 8.2(c) shall be limited to the applicable terms of Article 2 of this Agreement and related definitions in Article 1 that are necessary for such Person to evaluate the proposed transaction;
(d)to patent offices in any country in which Patents are sought for purposes of prosecuting or maintaining any applications for any Patents or defending any Patents in interference or opposition actions as contemplated by this Agreement;
(e)to Regulatory Authorities as necessary to pursue Development, Commercialization, Manufacturing, Regulatory Approval, and Pricing Approval (if applicable) of Licensed Products; provided that such Confidential Information will be disclosed only to the extent reasonably necessary to do so and, where permitted, subject to confidential treatment;
(f)to the extent such disclosure is required by applicable Law or administrative order (excluding the United States Securities and Exchange Commission or a similar regulatory agency in a country other than the United States (a “Stock Exchange”)); provided, however, that the Receiving Party will (i) give reasonable advance notice to the other Party of such disclosure requirement, (ii) use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed, (iii) only disclose that Confidential Information that is required to be disclosed, and (iv) coordinate with the other Party with respect to the wording and timing of any such disclosure and afford the other Party an opportunity to oppose or limit, or secure confidential treatment for such required disclosure;
(g)to lawyers and accountants on a need-to-know basis, in each case under appropriate confidentiality provisions or professional standards of confidentiality no less restrictive than those set forth in this Agreement;
(h)to the extent (i) required by any Tax Authority or (ii) such disclosure is made by sharing such information on a confidential basis with a Tax Authority in the course of dealing with its Tax affairs or the Tax affairs of any member of its group;
(i)in the case of CAMP4, and solely with respect to CAMP4 Know-How that is not specifically related to any Licensed Compound or Licensed Product, solely to the extent reasonably necessary to Exploit products and compounds that are not Licensed Compounds or Licensed Products, subject to Section 2.6; or
(j)to the extent agreed to by the Parties in writing.
8.3Scientific Publications. Subject to Section 13.7, as between the Parties, GSK shall have the sole right to make any scientific publications or presentations regarding the Exploitation of any Licensed Compound or any Licensed Product in the Territory as it chooses, in its sole discretion, without the approval of CAMP4; provided that (a) GSK shall submit any such publication or presentation which discloses any Confidential Information of CAMP4 or any of its Affiliates or sublicensees (a “GSK Publication”) to CAMP4 at least [***] in advance of the intended submission for publication or presentation of such GSK Publication for CAMP4’s review; (b) to the extent CAMP4 notifies GSK within such [***] period of any specific, reasonable objections to such GSK Publication, based on concern regarding the specific disclosure of any Confidential

Information of CAMP4 (or any of its Affiliates, licensees or sublicensees), GSK shall remove any such Confidential Information and, acting reasonably and in good faith, consider any other such objections, including whether it is necessary or advisable to remove any other information from such proposed GSK Publication; and (c) upon CAMP4’s request during such [***] period, GSK shall delay any such GSK Publication as needed to preserve the patentability of any Know-How or other Confidential Information of CAMP4 (or any of its Affiliates, licensees or sublicensees). Once any such GSK Publication is accepted for publication, GSK shall provide CAMP4 with a copy of the final version of such publication.
8.4Public Disclosures.
(a)CAMP4 will issue a press release announcing the execution of this Agreement in the form attached hereto as Schedule 8.4 on or after the Effective Date at a time to be agreed by the Parties. Except as required by Law or the rules of any Stock Exchange or automated quotation system or court order or as permitted pursuant to Section 8.2, Section 8.3, or this Section 8.4, (i) neither Party shall issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof or any Confidential Information of the other Party, in each case, without the prior written consent of the other Party and (ii) CAMP4 shall not issue any press release or public statement disclosing information relating to GSK’s Exploitation of any Licensed Compound or any Licensed Product in the Territory (excluding, for clarity, general information relating to the Platform) without GSK’s prior written consent. In the event the Parties issue a press or news release pursuant to the foregoing sentences of this Section 8.4(a), either Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval so long as the information in such press release or other public announcement remains true, correct, and the most current information with respect to the subject matter set forth therein. For the avoidance of doubt, GSK may issue press releases or public statements disclosing information relating to the Exploitation of any Licensed Compound or Licensed Product in the Territory that do not include CAMP4’s Confidential Information without CAMP4’s prior written consent.
(b)The Parties acknowledge that either or both Parties may be obligated to make disclosures of Confidential Information, including filing a copy of this Agreement, in accordance with the requirements of a Stock Exchange. Notwithstanding any provision to the contrary set forth in this Agreement, each Party shall be entitled to make such a required filing, provided that (i) a reasonable time prior to making such filing, the filing Party provides the other Party with a copy of the proposed disclosure, which with respect to disclosures of this Agreement, will be marked to show provisions for which such Party intends to seek confidential treatment and (ii) the filing Party reasonably considers the other Party’s reasonable comments thereon, to be provided within [***] of receipt, to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed.
Article 9REPRESENTATIONS AND WARRANTIES
9.1Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the Effective Date (as though then made), that:
(a)such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization;

(b)such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement, and such Party has all right, power and authority to enter into this Agreement and to perform its obligations under this Agreement;
(c)this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles including judicial principles affecting the availability of specific performance;
(d)the execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Person the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound, and does not violate any Law of any Governmental Body having authority over such Party, such Party’s charter documents, bylaws or other organizational documents or any order, writ, judgment, injunction, decree, determination or award of any court or Governmental Body presently in effect applicable to such Party;
(e)such Party is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any respect with the terms of this Agreement or would adversely affect the diligent and complete fulfillment of its obligations hereunder;
(f)there is no pending proceeding that has been commenced against such Party that challenges, or would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby;
(g)neither such Party nor any of its Affiliates has employed or otherwise used in any capacity the services of any Person debarred under applicable Law, including under 21 U.S.C. § 335a or any foreign equivalent thereof;
(h)no consent, approval or authorization by any Person or Governmental Body is required with respect to the execution and delivery of this Agreement by it or the consummation by it of the transactions contemplated hereby; and
(i)to the extent applicable to such Party, its internal procedures are, where applicable, in accordance with the requirements of the Criminal Finances Act 2017 (and any guidance or regulations made thereunder) and all other applicable anti-tax evasion facilitation obligations and requirements, whether in the United Kingdom or elsewhere and its business has been conducted in accordance with the requirements of such rules.
9.2CAMP4’s Additional Representations and Warranties. Except as set forth in Schedule 9.2, CAMP4 represents and warrants to GSK that, as of the Effective Date (as though then made):
(a)Schedule 1.221 sets forth an accurate and complete list of all CAMP4 Patents, in each case, existing as of the Effective Date (such Patents, the “Existing CAMP4 Patents”) and (i) all Existing CAMP4 Patents that are not Whitehead Patents and, to CAMP4’s Knowledge, all Whitehead Patents are, in each case, subsisting and in good standing; (ii) all such Existing CAMP4 Patents that are not Whitehead Patents and, to CAMP4’s Knowledge, all such Whitehead Patents are, in each case, being diligently prosecuted in the respective patent offices in the Territory in accordance with Law; (iii) all applicable filing and maintenance fees for all such Existing CAMP4 Patents that are not

Whitehead Patents and, to CAMP4’s Knowledge, for all such Whitehead Patents have, in each case, been paid on or before the due date for payment; and (iv) all such Existing CAMP4 Patents that are not Whitehead Patents and, to CAMP4’s Knowledge, all such Whitehead Patents are not invalid, in whole or in part;
(b)no claims have been asserted against CAMP4 or any of its Affiliates, licensees or sublicensees or threatened by any Person challenging the validity, enforceability or ownership of any Licensed Intellectual Property;
(c)none of the Existing CAMP4 Patents that are not Whitehead Patents and, to CAMP4’s Knowledge, none of the Whitehead Patents are, in each case, the subject of any pending or extant litigation procedure, discovery process, interference, reissue, reexamination, opposition, appeal Proceedings, post-grant review, inter partes review or any other legal dispute; provided that the foregoing excludes office actions or similar communications issued by any patent office or comparable registration authority in the ordinary course of prosecution of any patent application within such CAMP4 Patents;
(d)other than the Licensed Intellectual Property in existence as of the Effective Date, as applicable, neither CAMP4 nor any of its Affiliates owns or otherwise Controls (including via license) rights under any Patents or Know-How that are, as of the Effective Date, as applicable, necessary or reasonably useful for the Exploitation of any Licensed Compound or any Licensed Product, in each case in the Territory;
(e)the Exploitation of the Platform and the conduct of the Collaboration Activities by CAMP4 or any of its Affiliates will not misappropriate any Know-How or other intellectual property rights and, to CAMP4’s Knowledge, will not infringe any Patents, in each case, of any Third Party;
(f)to CAMP4’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Licensed Intellectual Property;
(g)CAMP4 and its Affiliates have taken commercially reasonable measures to protect the secrecy, confidentiality, and value of all CAMP4 Know-How that constitutes trade secrets under Law (including requiring all Personnel to execute agreements requiring all such Personnel to maintain the confidentiality of such CAMP4 Know-How), and to CAMP4’s Knowledge, such CAMP4 Know-How has not been used or disclosed to any Third Party except pursuant to confidentiality agreements or agreements containing confidentiality obligations and such Persons have not breached any such confidentiality agreement;
(h)as of immediately prior to the Effective Date, CAMP4 and its Affiliates own or otherwise Control all right, title and interest in and to all Licensed Intellectual Property free and clear of any liens, security interests, charges and encumbrances;
(i)with respect to all Licensed Intellectual Property, (i) CAMP4 and its Affiliates have obtained from all Personnel who participated in the invention or authorship thereof, assignments of all ownership rights of such Personnel in such Licensed Intellectual Property, either pursuant to written agreement or by operation of Law; (ii) all of its Personnel have executed agreements or have existing obligations under Law requiring assignment to CAMP4 or its Affiliate, as applicable, of all rights, title, and interests in and to their inventions made during the course of and as the result of this Agreement; and (iii) no Personnel of CAMP4 or its Affiliate is subject to any agreement with any other Person that requires such Personnel to assign any interest in any Licensed Intellectual Property to any Person other than CAMP4 or its Affiliate;

(j)CAMP4 or its Affiliates have the right to grant to GSK the rights and licenses under the Licensed Intellectual Property as set forth under this Agreement;
(k)other than the Whitehead License Agreement, neither CAMP4 nor any of its Affiliates is a party to any agreement with a Third Party pursuant to which CAMP4 Controls any Licensed Intellectual Property;
(l)neither CAMP4 nor its Affiliates, nor, to CAMP4’s Knowledge, any of its or their respective Personnel has committed an act, made a statement or failed to act or make statement, in any case, that (i) would be or create an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Exploitation of any Licensed Compound or any Licensed Product; or (ii) could reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies, with respect to the Exploitation of any Licensed Compound or any Licensed Product;
(m)CAMP4 and its Affiliates have made available to GSK all information in its and their possession or control that would reasonably be expected to be material to GSK’s decision to enter into the transactions contemplated by this Agreement;
(n)none of the terms that are redacted in the Whitehead License Agreement are, or would reasonably be expected to be, material to GSK or any of its Affiliates, or otherwise to any of the transactions contemplated under this Agreement;
(o)no (i) Patents licensed by CAMP4 from Whitehead under the Whitehead License Agreement except for the Patents set forth on Schedule 1.221 or (ii) other Platform Patents, in each case (i) and (ii), are necessary or reasonably useful for the Exploitation of Licensed Compounds or Licensed Products or any activities allocated to GSK under the Research Plans as of the Effective Date;
(p)none of the Patents set forth on Schedule 1.221 constitute a Co-Exclusive Case (as defined in the Whitehead License Agreement);
(q)all written data, results and other information disclosed by CAMP4 to GSK at any time prior to the Effective Date relating to the Licensed Intellectual Property is true and accurate, was generated in accordance with the Data Integrity Practices set forth in Schedule 4.9(c), and did not omit important information known to CAMP4 that would be required to be disclosed in order to make such data, results and other information that was disclosed to GSK not misleading in any material respect; and
(r)any Personal Data collected, processed or disclosed by CAMP4 or any of its Affiliates in connection with the Development of any Licensed Compound or Licensed Product have been collected, processed and disclosed in compliance, in all material respects, with all applicable Law that was in effect at the time such data was collected, processed or disclosed; and neither CAMP4 nor any of its Affiliates has received any: (i) written notice or complaint alleging non-compliance with any applicable Law relating to the collection, processing and disclosure of Personal Data; (ii) written claim for compensation for loss or unauthorized collection, processing or disclosure of Personal Data; or (iii) written notification of an application for rectification, erasure or destruction of Personal Data exercised in compliance with applicable Data Protection Laws that is still outstanding, in each case (clauses (i) through (iii)), in connection with the Development of any Licensed Compound or Licensed Product.

9.3Disclosure Schedule References. The Parties agree that any disclosure in any section of Schedule 9.2 shall be deemed to be an exception to the representations and warranties of CAMP4 that are contained in the corresponding Section of this Agreement.
9.4Additional Covenants.
(a)Neither Party nor any of its Affiliates has employed or otherwise used in any capacity, and neither Party nor any of its Affiliates will employ or otherwise use in any capacity, the services of any Person debarred under applicable Law, including under 21 U.S.C. § 335a or any foreign equivalent thereof, including with respect to any Licensed Compound or any Licensed Product. If either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to such Party, including the Party itself or its Affiliates, that directly or indirectly relate to activities contemplated by this Agreement, then such Party shall immediately notify the other Party in writing and such Party shall, and shall cause its Affiliates to, cease employing, contracting with, or retaining any such Person to perform any such services.
(b)During the Term, CAMP4 shall not (and shall cause its Affiliates to not) assign, transfer, convey, or dispose of, or enter into any agreement with any Person to assign, transfer, convey, or dispose of, any Licensed Intellectual Property to any Person, without the prior written consent of GSK (which consent may be withheld, conditioned or delayed in GSK’s sole discretion); provided that CAMP4 may assign or transfer such Licensed Intellectual Property in connection with a permitted assignment under Section 13.2 so long as CAMP4, simultaneously with such assignment or transfer of such Licensed Intellectual Property, assigns or transfers (A) all of its and its Affiliates’ rights, title and interests in and to all Licensed Intellectual Property to the assignee in such permitted assignment and (B) all of its rights and obligations under this Agreement to such assignee and such assignee expressly agrees in writing to be bound by this Agreement. Subject to CAMP4’s right to assign or transfer such Licensed Intellectual Property in connection with a permitted assignment under Section 13.2 in accordance with the foregoing sentence, during the Term, CAMP4 covenants (on behalf of itself and its Affiliates, licensees and sublicensees) to ensure that any Licensed Intellectual Property is and remains Controlled by CAMP4 (or its Affiliates) such that CAMP4 maintains the full rights to grant the rights and licenses under the Licensed Intellectual Property to GSK as contemplated hereunder, including the rights granted to GSK under Section 2.1. Any action taken by CAMP4 or any of its Affiliates in contravention of this Section 9.4(b) shall be null and void ab initio. CAMP4 will not (and will cause its Affiliates to not), prior to the Technology Transfer Completion Date with respect to all Research Plans, encumber (through any liens, charges, security interests, mortgages or similar actions) any Licensed Intellectual Property without the prior written consent of GSK except for liens, charges, security interests, mortgages, or similar actions that are junior in priority to GSK’s licenses hereunder and would not conflict with the rights granted to GSK hereunder.
(c)During the Term, neither CAMP4 nor any of its Affiliates shall amend, modify or terminate the Whitehead License Agreement in a manner that would adversely affect GSK’s rights or increase GSK’s obligations under this Agreement, without first obtaining GSK’s written consent (which may be withheld, conditioned or delayed in GSK’s sole discretion) and CAMP4 shall, and shall cause its Affiliates to, comply with the terms and conditions of the Whitehead License Agreement (as may be amended or modified in accordance with this Section 9.4(c)).
(d)During the Term, CAMP4 shall cause all Persons involved in or performing any activities by or on behalf of CAMP4 or its Affiliates under this Agreement to enter into written agreements that (i) presently assign such Persons’ rights, title, and interests in and to any Know-How or Patents created, conceived, developed or reduced to practice by or on behalf of CAMP4 or its Affiliates under or in connection with this Agreement to CAMP4, in each case, prior to any such Persons performing such activities; (ii) require such Persons to promptly report any invention, discovery, or other intellectual property to CAMP4; (iii) require such Persons to cooperate in the preparation, filing, prosecution, maintenance and enforcement of any Patents by CAMP4; and (iv) require such Persons to perform all acts and sign, execute, acknowledge, and deliver any and all documents required for effecting the obligations and purposes of this Agreement (it being understood that such invention assignment agreement need not reference this Agreement).
9.5Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING AS SET FORTH IN THIS ARTICLE 9, NEITHER PARTY NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY OR ANY OF ITS AFFILIATES, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF DESIGN, QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS, AND NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. EACH PARTY UNDERSTANDS THAT THE LICENSED COMPOUNDS AND LICENSED PRODUCTS ARE THE SUBJECT OF ONGOING RESEARCH AND DEVELOPMENT, AND THAT NEITHER PARTY CAN ASSURE, AND EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY, THAT THE EXPLOITATION OF THE LICENSED COMPOUNDS OR LICENSED PRODUCTS PURSUANT TO THIS AGREEMENT WILL RECEIVE REGULATORY APPROVAL OR WILL BE SAFE, EFFECTIVE, USEFUL OR SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO THE LICENSED COMPOUNDS OR LICENSED PRODUCTS WILL BE ACHIEVED.
Article 10INDEMNIFICATION
10.1Indemnification by GSK.
(a)Subject to the other provisions of this Article 10, GSK shall indemnify, defend and hold harmless CAMP4 and its Affiliates and each of their respective Personnel and their respective successors and assigns (collectively, the “CAMP4 Indemnitees”) from and against any and all liability, damage, loss, fines, penalties, cost or expense (including reasonable attorneys’ fees) (collectively, “Losses”) incurred by or rendered against such CAMP4 Indemnitee in connection with Third Party claims, investigations, demands or suits (“Third Party Claims”) to the extent arising out of or resulting from [***].
(b)Subject to the other provisions of this Article 10, GSK shall indemnify, defend and hold harmless the Whitehead Indemnitees against any liability, damage, loss or expense (including reasonably attorneys’ fees and expenses) incurred by or imposed upon the Whitehead Indemnitees or any one of them, in connection with any claims, suits, investigations, actions, demands or judgments, in each case brought by a Third Party [***].
10.2Indemnification by CAMP4. Subject to the other provisions of this Article 10, CAMP4 shall indemnify, defend and hold harmless GSK, its Affiliates and each of their respective Personnel and their respective successors and assigns (collectively, the

“GSK Indemnitees”) from and against any and all Losses incurred by or rendered against such GSK Indemnitee in connection with Third Party Claims to the extent arising out of or resulting from [***].
10.3Notification of Claims; Conditions to Indemnification Obligations.
(a)As a condition to a Party’s right to receive indemnification under this Article 10 with respect to any Third Party Claim, as applicable, it shall (i) promptly notify the other Party in writing as soon as it becomes aware of a Third Party Claim for which indemnification may be sought pursuant hereto, provided that, the failure to give such notice will not relieve the indemnifying Party of its indemnity obligation hereunder except to the extent that such failure materially prejudices the indemnifying Party’s ability to defend or settle such claim; (ii) cooperate, and cause the individual Indemnitees to cooperate, with the indemnifying Party in the defense, settlement or compromise of such Third Party Claim; and (iii) permit the indemnifying Party to control the defense, settlement or compromise of such Third Party Claim (which control shall be assumed within [***] after the indemnifying Party’s receipt of a notice of such Third Party Claim), including the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any Third Party Claim in a manner which admits fault or negligence on the part of the indemnified Party or any Indemnitee or would otherwise have an adverse effect on the indemnified Party’s interests (including any rights under this Agreement or the scope, validity, or enforceability of any Patent, Confidential Information, or other rights licensed hereunder) without the prior written consent of the indemnified Party. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such Third Party Claim, such cooperation to include using reasonable efforts to provide or make available documents, information and witnesses. In any such proceeding, the indemnified Party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of the indemnified Party unless (A) the indemnifying Party and the indemnified Party will have agreed to the retention of such counsel; or (B) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying Party and the indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses of the indemnified Party by application of the foregoing clause (A) or (B) will be reimbursed by the indemnifying Party as they are incurred. The indemnifying Party shall have no liability under this Article 10 with respect to any such Third Party Claims settled or compromised without its prior written consent.
(b)In the event that notice of any Third Party Claim for indemnification under this Article 10 has been timely given within the applicable survival period, the representations, warranties, covenants and agreements that are the subject of such indemnification shall survive with respect to such claim or suit until such time as such claim or suit is finally resolved.
10.4Comparative Fault. Where a Third Party Claim is the result of the concurrent acts of both Parties, each Party shall be liable under this Article 10 to the extent of its fault or liability therefor.
10.5Mitigation of Loss. Each indemnified Party will take and will procure that its Affiliates and Indemnitees take all such reasonable steps and action as are reasonably necessary or as the indemnifying Party may reasonably require in order to mitigate any Losses arising as a result of any Third Party Claims. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any Losses incurred by it.

10.6Limitation of Liability. NOTWITHSTANDING ANY PROVISION TO THE CONTRARY SET FORTH IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, EXCEPT WITH RESPECT TO [***], IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OR FOR LOST REVENUES AND LOST PROFITS (WHETHER DIRECT OR INDIRECT), REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE), IN EACH CASE, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF, IRRESPECTIVE OF WHETHER SUCH PARTY OR ANY REPRESENTATIVE OF SUCH PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE OR WHETHER SUCH LOSS OR DAMAGE WAS REASONABLY FORESEEABLE.
10.7Insurance. Each Party will maintain, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement and will furnish to the other Party evidence of such insurance upon request; provided that each Party shall maintain insurance in such amounts and on such terms based on advice from insurance professionals for companies of similar size and with similar resources; provided, further, that if, at any time during the Term, a Party ceases to maintain the same level of insurance coverage with respect to such Party’s obligations under this Agreement, such Party shall promptly notify the other Party thereof. Notwithstanding the foregoing, a Party may self-insure to the extent that it self-insures for its other activities.
Article 11TERM AND TERMINATION
11.1Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this Article 11, shall continue in full force and effect, on a country-by-country and Licensed Product-by-Licensed Product basis, until the expiration of the Royalty Term for the applicable Licensed Product in such country; provided that this Agreement shall terminate in its entirety upon the expiration of the last-to-expire Royalty Term. Upon the expiration (but not early termination) of the Term for any Licensed Product in any country, the license granted to GSK under Section 2.1 with respect to such Licensed Product in such country shall continue in effect on an exclusive, royalty-free, fully paid-up, irrevocable, perpetual, fully transferable and fully sublicensable basis. Notwithstanding the foregoing, CAMP4 shall retain the right to terminate such license granted to GSK under this Agreement with respect to such Licensed Product and such country to the extent (a) CAMP4 has brought a claim prior to the expiration of the applicable Term alleging a material breach by GSK with respect to such Licensed Product and such country, and (b) following expiration of such Term for such Licensed Product and such country, it is finally determined in accordance with Article 12 that GSK was in fact in material breach of this Agreement with respect to such Licensed Product and such country.
11.2Termination for Convenience by GSK. At any time during the Term, GSK may, at its convenience, terminate this Agreement (a) in its entirety; or (b) on a Collaboration Target-by-Collaboration Target basis, in each case, upon [***] prior written notice to CAMP4.
11.3Termination for Material Breach.

(a)Material Breach. Upon any material breach of this Agreement by a Party (the “Breaching Party”), the other Party (the “Non-Breaching Party”) will have the right, but not the obligation, to terminate this Agreement in its entirety, or if the breach relates to one (1) but not both Collaboration Targets, with respect to such Collaboration Target, upon written notice of termination to the other Party, provided that such termination will not be effective if such material breach has been cured within [***] after written notice has been given by the Non-Breaching Party to the Breaching Party of the applicable material breach. Any such notice of breach will, in each case, (i) expressly reference this Section 11.3; (ii) reasonably describe the alleged material breach which is the basis of such notice; and (iii) clearly state the Non-Breaching Party’s intent to terminate this Agreement if the alleged material breach is not cured within the applicable cure period. Notwithstanding the foregoing, if such material breach, by its nature, is curable, but is not reasonably curable within the applicable cure period, then such cure period will be extended if the Breaching Party provides a written plan for curing such material breach to the Non-Breaching Party and uses diligent efforts to cure such material breach in accordance with such written plan; provided that no such extension will exceed an additional [***] without the consent of the Non-Breaching Party. Further, if GSK terminates this Agreement due to CAMP4’s breach of Section 4.9(b), then GSK shall not be obligated to make any payments, indemnify, or otherwise provide compensation to CAMP4 subsequent to the termination of this Agreement.
(b)Disputed Material Breach. Notwithstanding the foregoing, if the Breaching Party disputes, acting reasonably and in good faith, the existence, materiality, or failure to cure of any such material breach and provides notice to the Non-Breaching Party of such dispute within the relevant cure period, the Non-Breaching Party will not have the right to terminate this Agreement in accordance with this Section 11.3, unless and until the relevant dispute has been resolved. Any such dispute will be resolved pursuant to the dispute resolution procedure set forth in Article 12. It is understood and acknowledged that during the pendency of such dispute, all the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all their respective obligations hereunder.
11.4[***]
11.5Termination for Cessation of Development or Commercialization. On a Collaboration Target-by-Collaboration Target basis commencing with the applicable Completion Date and continuing until the payment by GSK of the Lead Series Validation Milestone Payment for such Collaboration Target, if GSK has not conducted [***] for any Licensed Compound or Licensed Product Directed To such Collaboration Target for [***] (a “Cessation Event”), and GSK fails to cure such Cessation Event by restarting or resuming any such Development or Commercialization Activities within [***] of CAMP4 providing GSK written notice of such Cessation Event, then CAMP4 may, at its election but subject to this Section 11.5, terminate this Agreement with respect to such Collaboration Target upon the conclusion of such [***] cure period following CAMP4’s written notice to GSK. In the event of any dispute with respect to the existence of or failure to cure any Cessation Event, and the existence of or failure to cure such Cessation Event is contested by GSK in writing within [***] of the delivery by CAMP4 of the written notice of the Cessation Event or failure to cure such Cessation Event, as applicable, then the dispute resolution procedure set forth in Article 12 may be initiated by either Party to determine whether such Cessation Event or a failure to cure such Cessation Event has actually occurred; provided, further that, if either Party so initiates such dispute resolution procedure, then the cure period set forth above (and the corresponding termination of this Agreement) shall be tolled, and this Agreement shall remain in full force and effect, until such time as the dispute is resolved pursuant to

Article 12. Notwithstanding the foregoing or any other provision to the contrary set forth in this Agreement, the termination or cessation by GSK of Development and Commercialization activities for any Licensed Compound or Licensed Product Directed To any Collaboration Target shall not be deemed a Cessation Event to the extent such termination or cessation is: (a) by written agreement of the Parties; (b) the result of CAMP4’s or any of its Affiliates’ breach of this Agreement; (c) the result of any Force Majeure Event, (d) the result of any delay arising from the insufficiency, inaccuracy, or incompleteness of any CAMP4 Know-How (including data) provided by CAMP4 or any of its Affiliates that materially impedes initiation or continuation of preclinical or clinical activities, or (e) the result of any delay caused by any new or revised Laws materially affecting the conduct of GSK’s Development with respect to any Licensed Compound or Licensed Product.
11.6Termination for Insolvency. In the event that either Party (a) files for protection under laws relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts; (b) makes an assignment for the benefit of creditors; (c) appoints or suffers appointment of a receiver, custodian, trustee or liquidator over substantially all of its property that is not discharged within [***] after such filing; (d) proposes a written agreement of composition or extension of its debts; (e) proposes or is a party to any dissolution or liquidation of such Party; or (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged or dismissed within [***] of the filing thereof, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.
11.7Termination for Safety Reasons or Clinical Failure. GSK may terminate this Agreement in its entirety or on a Collaboration Target-by-Collaboration Target basis at any time upon prior written notice to CAMP4 (a) if executives responsible for GSK’s pharmacovigilance and clinical science functions reasonably determine in good faith that the risk or benefit profile of the applicable Licensed Products is such that such Licensed Products cannot continue to be Developed or administered to patients safely; or (b) upon (i) the receipt of a material adverse regulatory determination by a Regulatory Authority regarding the safety of such Licensed Products (including a Clinical Trial hold or suspension of Regulatory Approval in each case that is not resolved in a period of [***]); or (ii) the occurrence of Serious Adverse Events related to the use of such Licensed Products that reasonably impact the patient population in the aggregate and that cause GSK to reasonably conclude in good faith that the continued use of such Licensed Products by patients will result in the patient population being exposed to a Licensed Product for which the risks outweigh the benefits and that such risks cannot be ameliorated using reasonable efforts.
11.8Effects of Termination. Upon any termination of this Agreement with respect to any Licensed Product or, if this Agreement is terminated in its entirety, all Licensed Products (any such terminated Licensed Product, a “Terminated Product”), the following terms shall apply:
(a)Termination of Rights and Obligations. Each Party’s rights and obligations under this Agreement with respect to any Terminated Product (except as set forth in this Section 11.8 and Section 11.10) shall automatically terminate and have no further force and effect as of the applicable effective date of termination.
(b)Termination and Wind Down Plan. Promptly following the receipt of any notice of termination of this Agreement, the Parties will reasonably cooperate with each other to prepare and mutually agree on a termination and wind-down plan with respect to any Terminated Product that will include, at a minimum, a plan for accomplishing the activities described in this Section 11.8(b) (“Termination and Wind-Down Plan”). Unless otherwise agreed by the Parties, such Termination and Wind-Down Plan shall (i) provide that the Parties shall cooperate in good faith to wind-down any then-ongoing activities with respect to such Terminated Product, and (ii) provide that the license granted to GSK under Section 2.1 shall automatically terminate with respect to such Terminated Product, subject to any rights to (A) wind-down ongoing Clinical Trials of such Terminated Product, or (B) sell or dispose of inventory of such Terminated Product for a reasonable period, subject to payments to CAMP4 pursuant to Article 6 based on such sale, which rights shall be agreed by the Parties in such Termination and Wind-Down Plan.
(c)Return or Destruction of Confidential Information. On a Collaboration Target-by-Collaboration Target basis, upon termination of this Agreement with respect to such Collaboration Target, each Party shall return, or at the other Party’s option, destroy, all relevant records and materials in its possession or control containing any Confidential Information of such other Party related to such Collaboration Target in a manner reasonably agreed upon by the Parties; provided that the Receiving Party may retain a copy of computer records or files containing such Confidential Information that have been created pursuant to automatic archiving or back-up procedures that cannot reasonably be deleted or to the extent required for the exercise of any of its rights that survive such termination pursuant to this Section 11.8 or Section 11.10; provided, however, that such copy will be kept confidential by the Receiving Party in accordance with the terms and provisions of this Agreement for as long as the Receiving Party is in possession of such copy.
(d)Further Assurances. Each Party will execute all reasonable documents and take all such further actions as may be reasonably requested by the other Party, at such other Party’s cost, in order to give effect to the foregoing clauses of this Section 11.8.
11.9Certain Additional Remedies of GSK in Lieu of Termination. If GSK has the right to terminate this Agreement pursuant to [***], then, in lieu of GSK terminating, GSK may elect to have this Agreement continue in full force and effect as modified by this Section 11.9 by providing written notice to CAMP4 prior to the date that otherwise would have been the effective date of termination had GSK exercised its right to so terminate this Agreement, in which case, effective as of the date GSK delivers such notice of such election to CAMP4, all [***] thereafter payable by GSK to CAMP4 hereunder shall be [***] of the amounts otherwise due and payable by GSK with respect to any Licensed Products pursuant to Article 6. Notwithstanding the foregoing, if GSK’s right to terminate pursuant to [***] solely relates to one (1) but not both Collaboration Targets, then GSK’s rights and remedies under this Section 11.9 will be limited solely to the Collaboration Target for which GSK has a right to terminate pursuant to [***].
11.10Survival.
(a)Upon termination of this Agreement in its entirety, in addition to any Sections that expressly survive pursuant to the terms of this Agreement, the following provisions shall survive such termination: Article 1, Section 2.4, Section 4.7, Section 5.1, Section 5.5 (solely with respect to any recall or market withdrawal that is ongoing as of the effective date of such termination), Section 6.2 through Section 6.6 (inclusive, solely with respect to any payment obligations that accrued prior to the effective date of such termination), Section 6.7 (solely for the time periods set forth therein), Section 6.8, Section 7.1(a), Section 7.1(b), Section 7.3, Section 7.6, Article 8, Section 9.5, Article 10 (other than Section 10.7), Section 11.8, this Section 11.10, Article 12 and Article 13. For the avoidance of doubt, upon termination of this Agreement with respect to one (1) or more

Licensed Products but not all Licensed Products, (i) with respect to any Terminated Product, the provisions set forth in this Section 11.10(a) shall survive such termination to the extent applicable to such Terminated Product; and (ii) with respect to any Licensed Products that are not Terminated Products, this Agreement shall remain in full force and effect.
(b)Termination of this Agreement shall not relieve the Parties of any obligation, including any payment obligation under Article 6 (in each case, solely with respect to any payment obligations that accrued prior to the effective date of such termination), or any liability that accrued hereunder prior to the effective date of such termination. In addition, termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.
11.11Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by CAMP4 to GSK are and will otherwise be deemed to be, for purposes of section 365(n) of the Bankruptcy Code, licenses or rights to “intellectual property” as defined under section 101(35A) of the Bankruptcy Code (or analogous foreign provisions) and this Agreement is an executory contract governed by section 365(n) of the Bankruptcy Code (or analogous foreign provisions) in the event that a bankruptcy proceeding is commenced involving CAMP4. The Parties agree that upon (a) commencement of a bankruptcy proceeding by CAMP4 or (b) entry of an order for relief in connection with an involuntary bankruptcy proceeding against CAMP4 under the Bankruptcy Code (collectively, the “Bankruptcy Commencement Date”), GSK, in addition to its rights under this Agreement, will be entitled to a complete duplicate of, or complete access to (as GSK deems appropriate), all such intellectual property and all embodiments of such intellectual property licensed to it hereunder. Such intellectual property and all embodiments of such intellectual property will be promptly delivered to GSK (i) following any such Bankruptcy Commencement Date, as promptly as reasonably possible after receiving a written request by GSK, unless CAMP4 has assumed this Agreement prior to receipt of such written request by GSK; or (ii) if not delivered under clause (i) above, on or before entry of an order by a competent court having jurisdiction over the matter authorizing the rejection of this Agreement. CAMP4 (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) agree not to interfere with the exercise by GSK of its rights and licenses to such intellectual property and such embodiments of intellectual property in accordance with this Agreement. In addition, CAMP4 waives to the fullest extent permitted by Law any and all rights to sell its intellectual property assets (including any Patents) free and clear of GSK’s rights and licenses in and to such intellectual property whether pursuant to section 363 of the Bankruptcy Code or pursuant to a chapter 11 plan (or analogous foreign provisions). The foregoing provisions are without prejudice to any rights GSK may have arising under the Bankruptcy Code or other Laws.
Article 12DISPUTE RESOLUTION
12.1Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights or obligations hereunder. The Parties agree that any dispute arising out of or relating to this Agreement (other than Excluded Claims, which shall be resolved pursuant to this Section 12.1, Section 12.2 and Section 12.6) shall be resolved solely by means of the dispute resolution procedures set forth in this Article 12; provided that the foregoing shall not affect GSK’s right to terminate this Agreement under Section 11.2 or seek equitable relief as otherwise provided under this Agreement. It is the objective of the Parties to establish under this

Article 12 procedures to facilitate the resolution of disputes arising under this Agreement (other than any disputes relating to matters for which one Party has sole decision-making authority or discretion under this Agreement (each, a “Non-Escalatable Dispute”), in which case, such Non-Escalatable Dispute shall be determined by such Party and shall not be part of the dispute resolution procedure set forth in this Article 12) in an expedient manner by mutual cooperation and without resort to litigation. In the event that the Parties are unable to resolve such dispute through diligent review and deliberation within [***] from the day that one Party has designated the issue as a dispute in written notice to the other Party, then either Party shall have the right to escalate such matter to the Executive Officers as set forth in Section 12.2.
12.2Escalation to Executive Officers. Either Party may, by written notice to the other Party, request that a dispute (other than any Non-Escalatable Dispute) that remains unresolved for a period of [***] as set forth in Section 12.1 arising between the Parties in connection with this Agreement be resolved by the Executive Officers within [***] after referral of such dispute to them. If the Executive Officers do not resolve such dispute within [***] after referral of such dispute to them, then, at any time after such [***] period, either Party may proceed to arbitration in accordance with Section 12.3 with respect to such dispute.
12.3Arbitration. If the Parties are unable to resolve a dispute arising out of or relating to this Agreement through the escalation procedures set forth in Section 12.2 within the time frames set forth therein, the Parties agree that they shall submit such dispute for final settlement via binding arbitration conducted in the English language in New York, New York under the commercial arbitration rules of the American Arbitration Association, which shall administer the arbitration and act as appointing authority. The arbitration will be conducted by an arbitrator mutually selected by the Parties; provided, however, in the event that the Parties are unable to mutually agree upon the selection of an arbitrator or with respect to any dispute for which a Party is seeking an injunction or other equitable relief or aggregate damages sought in excess of [***], the arbitration will be conducted by a panel of three (3) arbitrators, with each Party appointing one (1) arbitrator, and these two (2) arbitrators so selected by the Parties will then select the third arbitrator. Disputes about arbitration procedure shall be resolved by the arbitrator(s). The arbitrator(s) shall not be current or former employees, consultants, officers or directors, or current stockholders, of either Party or any of their respective Affiliates, licensees or sublicensees and each arbitrator shall have [***] (provided, however, that if such arbitration is being conducted by a panel of three (3) arbitrators, each arbitrator shall have [***]). The arbitrator(s) shall be authorized to grant interim relief, including to prevent the destruction of goods or documents involved in the dispute, protect trade secrets and provide for security for a prospective monetary award. Within [***] after selection of the arbitrator(s), the arbitrator(s) shall conduct the preliminary conference. In addressing any of the subjects within the scope of the preliminary conference, the arbitrator(s) shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the Parties for an understanding of any legitimate issue raised in the arbitration. In addition, each Party shall have the right to take up to [***] of deposition testimony, including expert deposition testimony. The hearing shall commence within [***] after the selection of the arbitrator(s). The arbitrator(s) shall, in their discretion, allow each Party to submit concise written statements of position and shall permit the submission of rebuttal statements, subject to reasonable limitations on the length of such statements to be established by the arbitrator(s). The hearing shall be no longer than [***] in duration. The arbitrator(s) shall also permit the submission of expert reports. The arbitrator(s) shall render their decision and award within [***] after the arbitrator(s) declare the hearing closed, and the decision and award shall include a written statement describing the essential findings and conclusions on which the decision and award are based, including the calculation of any damages awarded. The arbitrator(s) will, in rendering their decision, apply the substantive Law of the State of New York, without reference to its conflict of laws principles. The arbitrators’ authority to award special, incidental, consequential or punitive damages shall be subject to the limitation set forth in Section 10.6. The decision and award rendered by the arbitrator(s) shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction. Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator(s). The Parties acknowledge and agree that this Agreement and any award rendered pursuant hereto shall be governed by the UN Convention on the Recognition and Enforcement of Foreign Arbitral Awards. The existence of the arbitration and the terms of the dispute shall be kept confidential by the Parties.
12.4Burden for Competing Product Disputes. Notwithstanding any provision to the contrary set forth in this Agreement, if there is any dispute between the Parties as to whether any compound constitutes a Competing Product, then CAMP4 will be responsible for demonstrating (for example through lab notebooks and other records) that such compound was [***].
12.5Injunctive Relief. Nothing in this Agreement shall be construed as precluding a Party from bringing an action for injunctive relief or other equitable relief, including (a) prior to the initiation or completion of the above procedure or (b) to address any breach or threatened breach by a Party of Article 8.
12.6Excluded Claims. Notwithstanding any provision to the contrary set forth in this Agreement, if a dispute arises under this Agreement with respect to an Excluded Claim, and such Excluded Claim is not resolved in accordance with Section 12.2, then such Excluded Claim will be submitted to a court of competent jurisdiction.
Article 13MISCELLANEOUS PROVISIONS
13.1Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties.
13.2Assignment.
(a)Except as expressly provided herein, neither this Agreement nor any right or obligation hereunder shall be assignable or transferable, whether voluntarily or by operation of law, by either Party without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).
(b)Notwithstanding Section 13.2(a), (i) either Party may assign or transfer this Agreement or any of its rights and obligations hereunder to any Affiliate without the consent of the other Party; and (ii) either Party may assign or transfer this Agreement or any of its rights and obligations hereunder to (A) a Third Party in connection with a Change of Control or (B) a Third Party that acquires all or substantially all of such Party’s assets or business relating to any Licensed Compound or Licensed Product to which this Agreement relates (whether by sale of assets or stock, merger, consolidation, reorganization or otherwise), in each case of this clause (ii), without the consent of the other Party; provided that CAMP4 shall, simultaneously with such assignment or transfer of this Agreement, assign or transfer all of its and its Affiliates’ right, title and interest in and to all Licensed Intellectual Property to such Third Party. Each Party shall give written notice to the other Party promptly following any such assignment or transfer.
(c)Notwithstanding any provision to the contrary in Section 13.2 or elsewhere in this Agreement but subject to Section 9.4(b), CAMP4 may assign to a Third Party only its right to receive the milestone payments and royalties hereunder (such assignment, a “Securitization Transaction”) solely to the extent [***]. In connection with any such actual or potential Securitization Transaction, CAMP4 may disclose to such Third Party high-level summaries of (a) the Development reports contemplated under Section 4.1(a), (b) the Royalty Reports contemplated under Section 6.5, (c) audit reports contemplated under Section 6.7, and (d) any other reports reasonably requested by such Third Party relating solely to such milestone payments or royalties, in each case, without the prior written consent of GSK, to enable such Third Party to evaluate, enter into, and exercise its rights with respect to, such Securitization Transaction; provided that such Third Party is under obligations of confidentiality and non-use with respect to Confidential Information included in such reports and plans that survive at least [***]; provided further that CAMP4 uses reasonable efforts to obtain a confidentiality obligation with respect to such information that is no less restrictive than the terms of this Agreement.
(d)No assignment under this Section 13.2 shall relieve the assigning Party of any of its responsibilities or obligations hereunder and, as a condition of such assignment, the assignee shall expressly agree in writing to be bound by all obligations of the assigning Party hereunder. This Agreement shall be binding upon the Parties and the successors and permitted assigns of the Parties.
(e)Any assignment or other transfer not in accordance with this Section 13.2 shall be null and void.
13.3Performance and Exercise by Affiliates. Each Party shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by any of its Affiliates and the performance of such obligations by any such Affiliate shall be deemed to be performance by such Party; provided, however, that such Party shall be responsible for ensuring the performance of its obligations under this Agreement, and any failure of any Affiliate performing obligations of such Party hereunder shall be deemed to be a failure by such Party to perform such obligations. For clarity, the foregoing means that each Party may designate or subcontract to an Affiliate to perform its obligations hereunder or to be the recipient of the other Party’s performance obligations hereunder.
13.4Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
13.5Accounting Procedures. Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with such Party’s then-current Accounting Standards, consistently applied. All terms of an accounting or financial nature in this Agreement shall be construed in accordance with the foregoing Accounting Standard.
13.6Force Majeure. Neither Party shall be liable to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from (a) fire, floods, earthquakes or other acts of nature; (b) epidemics, pandemics, the spread of infectious diseases, quarantines or disease outbreaks in the United States or elsewhere in the world; (c) embargoes; (d) war or acts of war, including terrorism, insurrections, riots or civil unrest; (e) strikes, lockouts or other labor disputes; (f) acts, omissions or delays in acting by a Governmental Body, including acts of any agency thereof, judicial orders or decrees; (g) receipt of warning letters, or failure or delay of transportation (in each case, due to reasons other than the affected Party’s negligence, willful misconduct or any other cause within the reasonable control of the affected Party); (h) failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence or prudence that would be reasonably and ordinarily expected from a skilled and experienced Person engaged in the same type of undertaking under the same or similar circumstances or restrictions); or (i) any other reason or circumstance that is beyond the reasonable control of the affected Party (“Force Majeure Events”). Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder due to any such Force Majeure Event affecting such Party. The Party affected by a Force Majeure Event shall (i) provide the other Party with an overview thereof as soon as it becomes aware of the same (including its reasonable estimate of the likely extent and duration of the interference with its activities); and (ii) use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.
13.7No Trademark Rights. No right, express or implied, is granted by this Agreement to either Party to use in any manner the name or any other trade name or Trademark of the other Party in connection with the performance of this Agreement or otherwise.
13.8Entire Agreement; Amendments. This Agreement and the Schedules hereto, together with the Data Processing Agreement (if any), the Technology Transfer Plans, and the Termination and Wind-down Plan (if any), shall constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter, including the Existing Confidentiality Agreement. Except as specified herein, no waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and (a) with respect to any amendment or modification, signed by a duly authorized officer of each Party; and (b) with respect to any waiver, signed by a duly authorized officer of the Party against whom the waiver is to be effective.
13.9Captions. The captions to this Agreement are for convenience only and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.
13.10Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and interpreted in accordance with the internal Laws of the State of New York, including its statutes of limitations but excluding application of any conflict of Laws principles that would require application of the Law of a jurisdiction outside of the State of New York. In the event of any conflict between U.S. and foreign Laws, U.S. Laws shall govern. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.
13.11Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, or by express courier service (signature required) to the Party to which it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Party.
If to CAMP4, addressed to:
CAMP4 Therapeutics Corporation
One Kendall Square
Building 1400 West, 3rd Floor
Cambridge, MA 02139
Attn: CEO

With copies, which shall not constitute notice, to:
Ropes & Gray LLP
Boylston Street, Prudential Tower
Boston, MA 02199
Attn: [***]
Email: [***]

If to GSK, addressed to:
GlaxoSmithKline Intellectual Property (No. 3) Limited
79 New Oxford Street
London
WC1A 1DG
United Kingdom
Attn: Senior Vice President & Corporate Secretary

With copies, which shall not constitute notice, to:
GSK
1250 S. Collegeville Road
Collegeville, PA 19426
Attn: VP & Head of Legal Business Development & Corporate
13.12Language; Waiver of Rule of Construction. The official language of this Agreement and between the Parties for all correspondence shall be the English language and the English language shall control its interpretation. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.
13.13Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

13.14Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.
13.15Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.
13.16Interpretation. All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Except where the context otherwise requires, wherever used, (a) the singular shall include the plural and the plural shall include the singular; (b) the use of any gender shall be applicable to all genders; (c) the word “or” is used in the inclusive sense (and/or); (d) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, “but not limited to” or words of similar import; (e) the word “will” will be construed to have the same meaning and effect as the word “shall”; (f) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (g) any reference herein to any Person will be construed to include the Person’s successors and assigns; (h) the words “herein,” “hereof” and “hereunder,” and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (i) the word “notice” will mean notice in writing (whether or not specifically stated), and shall include any written instrument or communication delivered in accordance with Section 13.11, unless otherwise specified herein; (j) provisions that require that a Party or the Parties hereunder “agree,” “consent” or “approve” or words of similar import will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (k) any reference to a “sublicensee” of GSK under this Agreement shall be construed to include Sublicensees; and (l) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. Unless the context otherwise requires, countries shall include territories.
13.17Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby will be paid by the Party incurring such fees, costs and expenses.
13.18Binding Effect; No Third Party Beneficiaries. As of the Effective Date, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as expressly set forth in this Agreement, no Person other than the Parties, their respective Affiliates, and with respect to Article 10, the Whitehead Indemnitees, and permitted assigns hereunder will be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

13.19Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. An electronic, digital or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

CAMP4 THERAPEUTICS CORPORATION
Signature:	/s/ Josh Mandel-Brehm
Printed Name:	Josh Mandel-Brehm
Title:	Chief Executive Officer

GLAXOSMITHKLINE INTELLECTUAL PROPERTY (NO. 3) LIMITED
Signature:	/s/ Chris Sheldon
Printed Name:	Chris Sheldon
Title:	Attorney-in-Fact

Schedule 1.221
Whitehead Patents
[***]

Schedule 1.221-1

Schedule 2.7
Whitehead License Agreement Terms
[***]
Schedule 2.7-1

Schedule 4.1(a)(i)
[***] Research Plan
[***]
Schedule 4.1(a)(i)-1

Schedule 4.1(a)(ii)

[***] Research Plan

[***]
Schedule 4.1(a)(ii)-1

Schedule 4.6(b)
Approved Subcontractors
[***]

Schedule 4.6(b)-1

Schedule 4.9(c)
Additional Data Integrity and Handling of Human Biological Samples Terms
[***]

Schedule 4.9(c) - 1

Schedule 6.6
Invoicing and Bank Details Format
[***]
Schedule 6.6-1

Schedule 8.4

Press Release

[***]
Schedule 8.4

Schedule 9.2

CAMP4 Disclosure Schedules
[***]

Schedule 9.2-1